Exhibit 10.3

Aircraft Lease Agreement

between

Maersk Aircraft A/S

as Lessor

and

Sterling Airlines A/S
as Lessee

Relating to one Boeing B737-700 aircraft, manufacturer’s serial number 28010, Danish registration marks OY-MRG

Dated on 12 September 2005

PORTIONS OF THIS EXHIBIT MARKED BY AN *** HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

I

II

III

IV

THIS AIRCRAFT LEASE AGREEMENT is made on the 12th day of September 2005 between

(1)	MAERSK AIRCRAFT A/S, a limited company organised and existing under the laws of the Kingdom of Denmark with its principal office at Copenhagen Airport South, DK-2791 Dragoer, Denmark (the ‘‘Lessor’’); and

(2)	STERLING AIRLINES A/S, a limited company organised and existing under the laws of Denmark with its principal office at Copenhagen Airport South, DK-2791 Dragoer, Denmark (the ‘‘Lessee’’).

0.	RECITALS

WHEREAS

0.1	The parties wish to provide for the lease of the Aircraft to the Lessee on the terms set forth herein.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

In this Aircraft Lease Agreement, the following expressions shall have the following respective meanings:

‘‘Acceptance Certificate’’ means an acceptance certificate issued as provided for in clause 3.2 substantially in the form set forth in Annex A;

‘‘AD Compliance Period’’ means ***;

‘‘AD Threshold’’ means USD ***;

‘‘Additional Rent’’ means the sum of the Airframe Reserve, Landing Gear Reserve, APU Reserve, Engine Reserve and Engine LLP Reserve;

‘‘Agreed Aircraft Value’’ means ***;

‘‘Agreed Engine Value’’ means USD ***;

‘‘Aircraft’’ means the aircraft identified and described in Annex B together with the Engines and Components (whether or not any of the Engines may from time to time be installed on the Airframe) together with the Aircraft Documents;

‘‘Aircraft Documents’’ means the documents, data and records identified in Annex C and any other documents, data and records required in connection with together with all additions, renewals, revisions and replacements made from time to time;

‘‘Airframe’’ means the Aircraft excluding the Engines and all appliances, parts, spare parts, instruments, appurtenances, accessories, furnishings or other equipment or property of any kind delivered with the Aircraft or from time to time installed on or attached thereto;

‘‘Airframe Reserve’’ means USD *** per Flight Hour;

‘‘Airframe Structural Check’’ means the structural maintenance programme as defined in the Boeing Maintenance Planning Data Document D626A001 which is designed timely detection and repair of structural damage, corrosion, stress corrosion, fatigue cracking and other items by visual and/non-destructive test as set forth herein;

‘‘Airworthiness Directive’’ means an airworthiness directive and/or mandatory note issued by the State of Design Authority, the Aviation Authority and the State of Registration (to the extent there is an irreconcilable conflict between them, the State of Registration requirements shall prevail and between State of Design Authority requirements and Aviation Authority requirements, Aviation Authority requirements shall prevail);

‘‘AnnualAdditional Rent Adjustment’’ means the Lessor’s adjustment, acting reasonably (but subject to clause 7.1.1), of each the constituents to the Additional Rent by reference to the current Manufacturer’s catalogue prices, the Manufacturer’s recommendations, industry experience, any change of the operational environment of the Aircraft and any changes in industry costs compared to such prevailing on the Delivery Date or on the last Annual Additional Rent Adjustment in accordance with clause 7.1 (as the case may be);

‘‘APU’’ means the auxiliary power unit installed on the Airframe on the Delivery Date, or any auxiliary power unit installed on the Airframe as a replacement of the original auxiliary power unit (such replacement to be in accordance with the terms hereof);

‘‘APU Hour’’ means each hour or part thereof elapsed from ignition of the APU to shut-down of the APU;

‘‘APU Reserve’’ means USD *** per APU Hour to cover APU overhaul in accordance with the Manufacturer’s maintenance manual;

‘‘Assignment of Insurances’’ any assignment of Insurances in accordance with clause 13.10;

‘‘Assumed Ratio’’ means, with respect to the Landing Gear Reserve 1,400 Flight Cycles per calendar year and, with respect to the remaining constituents to the Additional Rent, 2.5:1 Flight Hour to Flight Cycle;

‘‘Aviation Authority’’ means the Danish Civil Aviation Administration (Statens Luftfartsvæsen), JAA, EASA or any other authority or agency which may from time to time have control and supervision of, or jurisdiction over, the registration, airworthiness and operation of the Aircraft or matters relating to civil aviation with respect to the Aircraft, the Lessee or the Sub-Lessee;

‘‘Base’’ means Denmark (but excluding Greenland and the Faeroe Islands), Norway, Iceland, Finland or Sweden;

‘‘Banks’’ means HSH Nordbank International S.A., Nordea Finance Sweden plc, Svenska Handelsbanken, Copenhagen Branch and Landesbank Berlin-Girozentrale;

‘‘Business Day’’ means a day on which banks in Copenhagen, New York City and the place of payment are open for foreign exchange transactions;

‘‘C-Check’’ means the next sequential ‘‘C’’ check (systems and zonal) or the equivalent in accordance with the Manufacturer’s maintenance planning document;

‘‘C-Check Costs’’ means ***;

‘‘Component’’ means all or any appliance, part, instrument, appurtenance, accessory, furnishing, emergency equipment or other equipment of any kind (other than complete Engines) incorporated in or installed on or attached to the Airframe and any Engine on the Delivery Date and any replacement of such appliance, part, instrument, appurtenance, accessory, furnishing, emergency equipment or other equipment and any free of charge modification kit and tool made available to the Lessee during the Lease Period;

‘‘Currency of Obligation’’ shall have the meaning ascribed to it in clause 6.7;

‘‘Deductible Amount’’ means USD ***;

‘‘Default Interest Rate’’ means ***;

‘‘Delivery Date’’ means the date on which the Aircraft is delivered to and accepted by the Lessee under the Lease;

‘‘Delivery Location’’ means Copenhagen, Denmark or such other place, as the parties shall agree;

‘‘Deposit’’ means USD ***;

‘‘Deposit Payment Date’’ means the Delivery Date;

‘‘Dollars’’ and ‘‘USD’’ means the lawful currency from time to time of the United States of America;

‘‘EASA’’means the European Aviation Safety Agency or any successor thereof;

‘‘Eligible Maintenance Event’’ means each of the maintenance events referred to in clause 9.2.1 through clause 9.2.5;

‘‘Engine’’ means (i) each engine of the manufacture and model specified in the Lease for the Aircraft which forms part of the Aircraft on the Delivery Date, the serial numbers of which are set forth in Annex B, whether or not installed on the Airframe and (ii) any Replacement Engine, with effect from the time when title has passed to the Owner in accordance with the Lease together with all Components;

‘‘EngineLLP Reserve’’ means USD *** per Engine per Flight Cycle;

‘‘Engine Refurbishment’’ means all scheduled and unscheduled off-the-wing Engine maintenance and repair accomplished for each module in accordance with the performance restoration or full overhaul sections of the Manufacturer's workscope planning guide;

‘‘Engine Relevant Item’’ means, with respect to an Engine and as the case may be, the (i) fan and front frame, (ii) the compressor, (iii) the combustor, (iv) the high pressure turbine, (v) the low pressure turbine and (vi) the accessory gearbox;

‘‘Engine Reserve’’ means USD ***;

‘‘Event of Default’’ means any event or circumstance specified in clause 18.1;

‘‘FAA’’ means the Federal Aviation Administration of the United States of America and any successor thereof;

‘‘First Rent Payment Date’’ means the Delivery Date;

‘‘Flight Cycle’’ means one flight (i.e. one take-off and subsequent touch-down is equal to one flight cycle);

‘‘Flight Hour’’ means each hour or part thereof elapsed from take-off to touchdown;

‘‘Governing Law’’ means Danish law;

‘‘IATA’’ means International Air Transport Association;

‘‘IATA Clearing House’’ means the clearing system operated by IATA through which participating companies can settle their interline billings by offsetting their mutual transaction;

‘‘Indebtedness’’ means indebtedness incurred by the Lessee in respect of (i) moneys borrowed or raised; (ii) any bond, note, loan stock, debenture or similar instrument; (iii) acceptance or documentary credit facilities; (iv) deferred payments for assets or services acquired; (v) payments under leases entered into primarily as a method of raising finance or of financing the asset leased; and (vi) guarantees, bonds, standby letters of credit or other assurances against financial loss in respect of Indebtedness of any person falling within any of (i) to (vi) above;

‘‘Insurances’’ means any and all contracts or policies of insurance, or renewals thereof, required to be effected and maintained by the Lessee pursuant to the provisions of clause 13 and all benefits thereof including claims of whatsoever nature;

‘‘JAA’’ means the Joint Aviation Authorities, an associated body of the European Civil Aviation regulatory authorities of a number of European states who have agreed to co-operate in developing and implementing common regulatory requirements, safety standards and procedures or EASA (gradually succeeding into the functions of the Joint Aviation Authorities) or any other successor organisation or agency;

‘‘Landing Gear Reserve’’ means USD *** per calendar month to cover landing gear overhaul in accordance with Manufacturer’s Component Maintenance Manual, latest revision for overhaul of the nose and main landing gears;

‘‘Lease’’ means this Aircraft Lease Agreement and any schedules, addenda and documents executed in connection hereto and thereto;

‘‘Lease Period’’ means a period of 72 months commencing on the Delivery Date;

‘‘Lenders’’ mean the Banks, their successors and assigns and/or any person granting a loan to the Lessor with respect to the Aircraft and/or any person having been granted security over and against the Aircraft by way of a Mortgage or otherwise;

‘‘Lessee Conditions Precedent Requirements’’ means the requirements detailed in Part II to Annex D;

‘‘Lessor Conditions Precedent Requirements’’ means the requirements detailed in Part I to Annex D;

‘‘Letter of Credit’’ means an on first demand letter of credit or on first demand bank guarantee in the amount of USD *** and on such terms, and rendered by such bank, as the Lessor shall reasonably approve, it being understood that *** or *** is acceptable to the Lessor;

‘‘LIBOR’’ means, in relation to a particular period, the arithmetic mean (rounded upwards, if necessary, to five decimal places) of the London interbank offered rates for deposits of Dollars for a period equal to such period at or about 11 a.m. on the Quotation Date for such period as displayed on Telerate Screen page 3750 (or such other page as may replace such page on such service for the purpose of displaying London interbank offered rates of leading banks for deposits of Dollars or, if on such date the offered rates for the relevant period of fewer than two leading banks (reasonably selected by the Lessor) are so displayed;

‘‘Maintenance Performer’’ means the Lessee, the Permitted Sub-Lessee and such other maintenance performer as is approved and internationally recognised by the JAA to perform maintenance and/or modification services on commercial aircraft and/or commercial aircraft engines, which maintenance performer shall have recognised standing and experience and be suitable equipped to perform such services to aircraft of the same or improved model as the Aircraft and be reasonably acceptable to the Lessor;

‘‘Maintenance Programme’’ means the maintenance programme for the Aircraft as approved by the Lessor and the Aviation Authority and complies with the standard maintenance programme from time to time recommended by the respective Manufacturer of the Airframe, Engines and Components; and which shall include an anti-fungus/biological growth and contamination prevention control and treatment programme of all fuel tanks in accordance with manufacturer’s approved procedures and specifications; and which shall also include scheduled periodic thorough cleaning of the Aircraft interior and exterior (all cleaning materials to be used in accordance with the manufacturer’s recommendations, specification and standard practices);

‘‘Manufacturer’’ means the manufacturer of the Airframe, Engines or any Component, as applicable in the context used herein;

‘‘Minimum Airframe Requirements’’ means ***;

‘‘Minimum Component Requirements’’ means ***;

‘‘Minimum EGT Margin’’ means satisfactory exhaust gas temperature margin for operation, including, without limitation, in accordance with the Engine Manufacturer’s published guidelines and procedures;

‘‘Minimum Engine Requirements’’ means ***;

‘‘Minimum Landing Gear Requirements’’ means ***;

‘‘Mortgage’’ means any mortgage, charge, pledge, negative pledge or similar security right over the Aircraft, granted from time to time by the Lessor to any Bank and/or any third party;

‘‘Other Aircraft’’ means an ‘‘Aircraft’’ as such term shall be understood under the Other Leases;

‘‘Other Leases’’ means any other aircraft lease agreement (including for the sake of good order any subleases) made between the Lessor or any of its affiliates as lessor and the Lessee or any of its affiliates as lessee;

‘‘Owner’’ means Maersk Aircraft A/S, Copenhagen Airport South, DK-2791 Dragoer, Denmark;

‘‘Permitted Sub-Lessee’’ means any person sub-leasing the Aircraft under a Sub-Lease Agreement to which the Lessor has consented in accordance with clause 10;

‘‘Permitted Liens’’ means each of:

(a)	a lien for Taxes, except Taxes imposed upon the income or property of the Lessee, not yet assessed or, if assessed, not yet due and payable or, if due and payable, which are being contested in good faith by appropriate proceedings and so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of the Aircraft or any Engine or any Component or any interest therein;

(b)	a lien for the fees or charges of any airport or air navigation authority not yet determined or, if determined, not yet due and payable or, if due and payable, which are being contested in good faith by appropriate proceedings and so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of the Aircraft or any Engine or any Component or any interest therein;

(c)	inchoate supplier’s, mechanic’s, workman’s, repairer’s or other like liens arising in the ordinary course of business in respect of amounts not yet due and payable or, if due and payable, which are being contested in good faith by appropriate proceedings and so long as any such proceedings or the continued existence of such lien do not involve any likelihood of the sale, forfeiture or loss of the Aircraft or any Engine or any Component or any interest therein, provided that in each case (i) the amount for which such lien arises, does not exceed USD 500,000 (or the equivalent in any other currency) and (ii) such lien does not arise as a result of any default or omission on the part of the Lessee; and

(d)	any encumbrance or security interest created by or in relation to the Owner or the Lessor however and wherever created or arising, including, but not limited to, any right of ownership, security, mortgage, pledge, charge, encumbrance, lease, lien, statutory or other right in rem, title retention, attachment, levy, claim or right of possession or detention.

‘‘Place of Payment’’ means ***;

‘‘Quotation Date’’ means, in relation to any period for which LIBOR is to be determined, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits in Dollars for delivery on the first day of any such period;

‘‘Ratio Adjustment Items’’ means the Airframe Reserve, the Engine Reserve and the Landing Gear Reserve.

‘‘Redelivery Certificate’’ means a redelivery certificate to be executed as provided in clause 16.5, substantially in the form set forth in Annex E;

‘‘Redelivery Check’’ means the C-Check;

‘‘Redelivery Condition Requirements’’ means the requirements set out in Annex F and or subject to (as the case may be) Annex G;

‘‘Redelivery Date’’ means the date on which the Lessee redelivers the Aircraft to the Lessor in accordance with clause 16;

‘‘Redelivery Location’’ means Copenhagen, Denmark;

‘‘Rent’’ means each amount payable by the Lessee to the Lessor pursuant to clause 5.1.1 in respect of the use of the Aircraft hereunder;

‘‘Rent Amount’’ means the sum calculated in accordance with Annex K;

‘‘Replacement Engine’’ means an engine of the same manufacturer and same or improved model and having equivalent or higher/better value, utility, modification, status, time elapsed since hot section refurbishment, cold section refurbishment, reduction gear overhaul, life limited part utility and remaining equivalent or better warranty status as the Engine it replaces in accordance with clause 8.5 and is otherwise of an equivalent or higher/better value and utility, and suitable for installation and use on the Airframe without impairing the values or utility of the Airframe and compatible with the remaining installed Engine(s);

‘‘Required Liability Cover’’ means ***;

‘‘Requisition Proceeds’’ means any and all amounts payable in consequence of a requisition for title or hire or use of the Aircraft;

‘‘Security Interest’’ means any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, right of detention, right of set-off or any other agreement or arrangement having the effect of conferring security;

‘‘Scheduled Delivery Date’’ means          September 2005 or such date as may be agreed by the parties;

‘‘Second Rent Payment Date’’ means the day falling on the numerically corresponding day to the First Rent Payment Date of the next succeeding month after the First Rent Payment Date or, if there is no such numerically corresponding day, on the immediately preceding day;

‘‘Security Documents’’ means the Assignment of Insurances and the Letter of Credit;

‘‘Specification’’ means the specification of the Aircraft as set forth in Annex B;

‘‘State of Design Authority’’ means the FAA;

‘‘State of Incorporation’’ means Denmark;

‘‘State of Registration’’ means Denmark;

‘‘Sub-Lease Agreement’’ means such aircraft sub-lease agreement with a Permitted Sub-Lessee as the Lessor shall approve in accordance with clause 10.2;

‘‘Subsidiary’’ means, in relation to any company or corporation,

(i)	a company or corporation which is controlled, directly or indirectly, by the first mentioned company or corporation;

(ii)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(iii)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation;

‘‘STC’’ shall have the meaning ascribed to it in clause 8.5.6;

‘‘Taxes’’ mean any and all present and future taxes, duties, withholdings, levies, assessments, imposts, fees and other governmental charges of all kinds (including any Value Added Tax and any stamp, documentary, license, registration or similar fee or tax), together with any penalties, fines, surcharges and interest thereon and any additions thereto.

‘‘Tax Indemnities’’ mean the Lessor, the Owner and the Lenders;

‘‘Test Flight Procedure’’ means the Manufacturer’s test flight procedure for aircraft of same make and model as the Aircraft;

‘‘Total Loss’’ means any of the following events:

(a)	the actual or constructive, compromised, arranged or agreed total loss of the Aircraft;

(b)	the Aircraft being destroyed, damaged beyond economic repair or permanently rendered unfit for normal use for any reason whatsoever;

(c)	the Aircraft being requisitioned for title, or title to the Aircraft being otherwise compulsorily acquired by the government of the State of Registry or any other authority; or

(d)	the Aircraft being hijacked, stolen, confiscated, detained or requisitioned for use or hire for (i) a period of more than 60 days or (ii) if a shorter period, such number of days as ends on the Redelivery Date.

‘‘Value Added Tax’’ means any value added or analogous tax or similar charge imposed by any government.

1.2	Construction

In the Lease;

1.2.1	the words ‘‘hereof’’, ‘‘herein’’ and ‘‘hereunder’’ and other words of similar import refer to the Lease as a whole and not to any particular part of the Lease;

1.2.2	the headings of clauses are inserted for ease of reference only and shall not in any way affect the interpretation of the Lease;

1.2.3	where the context so requires, in the Lease words importing the singular only shall also include the plural and vice versa;

1.2.4	reference herein to any document, instrument or agreement means such document, instrument or agreement as originally implemented or executed or as amended, modified or supplemented in accordance with its terms from time to time;

1.2.5	unless otherwise specifically stated, reference to any ‘‘clause’’ or ‘‘annex’’ is a reference to such clause of or annex to this Aircraft Lease Agreement;

1.2.6	reference to any person includes a reference to their successors and assigns and their respective officers, servants, employees and agents; and

1.2.7	reference to a ‘‘certified copy’’ of any document shall be to a photostatic copy certified by the party required to issue or provide such document as being a true, complete and up to date copy of the original document in question.

2.	AGREEMENT TO LEASE

2.1	Lease

For good and valuable consideration the Lessor shall lease to the Lessee and the Lessee shall lease from the Lessor the Aircraft upon and subject to the terms and conditions of the Lease for the Lease Period.

2.2	Lessee waiver of rights

The Lessee hereby waives, to the extent permitted by applicable laws, any and all rights which it may now have, or which at any time hereafter may be conferred upon it, by statute or otherwise, to terminate, cancel, quit or surrender the Lease except in accordance with the express terms hereof.

2.3	Ownership

During the Lease Period, the Aircraft shall remain and be the property of the Owner, and the Lessee shall have no rights or title therein, except the rights specifically granted by the Lease.

3.	DELIVERY

3.1	Delivery location and condition

Delivery and acceptance of the Aircraft shall take place on the Scheduled Delivery Date at the Delivery Location or at such other location as may be agreed between the Lessor and the Lessee whereupon the Aircraft shall become subject to and governed by the Lease and the Lease Period shall commence.

The Aircraft shall, on the Delivery Date be configured and equipped in accordance with the Specification.

3.2	Predelivery procedure and delivery

Prior to	the Scheduled Delivery Date, the Lessee shall be entitled to;

(1)	inspect the structure, Engines, Components, equipment and accessories of the Aircraft;

(2)	inspect the Engines, including (i) a complete video borescope inspection of (x) the low pressure and high pressure compressors and (y) turbine area, including combusters and (ii) engine condition runs including full take-off power engine run-up undertaken in accordance with the performance test in the Manufacturer’s maintenance manual (with the Engines not exceeding corrected limits for all parameters using temperature corrected charts and power assurance runs);

(3)	effect a complete video boroscope inspection of the APU; and

(4)	inspect the Aircraft Documents and all records relating to the Aircraft.

Subject to the inspection referred to in this clause 3.2 not revealing defects outside the Manufacturer’s limits or subject to any such defects being corrected by the Lessor at its own expense, the Lessor shall tender the Aircraft for delivery to the Lessee on the Scheduled Delivery Date and the Lessee shall thereupon accept delivery of the Aircraft and deliver to the

Lessor the duly executed Acceptance Certificate which shall evidence acceptance of the Aircraft by the Lessee for all purposes of the Lease. Delivery by the Lessee to the Lessor of the Acceptance Certificate shall constitute conclusive evidence as between the Lessor and the Lessee that on the Delivery Date the Lessee examined the Aircraft in accordance with the above clause 3.2 (1)-(4) and that the Aircraft was airworthy and in good working order and repair, without defect (whether or not discoverable as at the Delivery Date) save for any defect listed on the Acceptance Certificate and in all respects satisfactory to the Lessee. The Lessor and the Lessee may decide to postpone the performance of the inspection referred to in this clause 3.2 (2) and (3), in which case the Lessee’s acceptance of the Aircraft shall be subject to the performance of such inspection within such time period as shall be agreed between the Lessor and the Lessee, it being understood that any defects outside the Manufacturer’s limits attributable to events following the Delivery Date shall be for the Lessee’s account.

If the inspection referred to in clause 3.2 reveals damage on the Aircraft which is due to improper maintenance, misuse or mishandling by the Lessor, the Lessor shall (i) rectify such damage prior to the Delivery Date or, if acceptable to the Lessee, at such time following the Delivery Date which shall be agreed between the Lessor and the Lessee or (ii) compensate the Lessee for the direct costs involved in rectifying such damage.

3.3	Waiver

SUBJECT TO CLAUSE 3.2, THE LESSEE

(I)	ACKNOWLEDGES AND AGREES THAT THE LESSOR HAS NOT MADE NOR SHALL BE DEEMED TO HAVE MADE, ANY TERM, CONDITION, REPRESENTATION, WARRANTY OR COVENANT EXPRESSED OR IMPLIED (WHETHER STATUTORY OR OTHERWISE), AS TO THE AIRWORTHINESS, QUALITY, DURABILITY, CONDITION, DESIGN, OPERATION, DESCRIPTION, MERCHANTABILITY, FITNESS FOR USE OR PURPOSE OR SUITABILITY OF THE AIRCRAFT, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS (INCLUDING INHERENT DEFECTS), WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, OR AS TO ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT, ALL OF WHICH ARE HEREBY EXCLUDED AND THAT THE LESSEE IS LEASING THE AIRCRAFT ‘‘AS IS, WHERE IS AND WITH ALL FAULTS’’, AND

(II)	HEREBY WAIVES AS BETWEEN ITSELF, THE OWNER AND THE LESSOR ALL ITS RIGHTS, EXPRESS OR IMPLIED (WHETHER STATUTORY OR OTHERWISE) AGAINST THE OWNER, THE LESSOR OR THE AIRCRAFT RELATING TO THE CAPACITY, AGE, QUALITY, DESCRIPTION, STATE, CONDITION, DESIGN, CONSTRUCTION, USE, OPERATION OR PERFORMANCE OF THE AIRCRAFT AND THE LEASING THEREOF BY THE LESSOR TO THE LESSEE, OR TO THE MERCHANTABILITY OR SUITABILITY OF THE AIRCRAFT OR ITS FITNESS FOR ANY PARTICULAR PURPOSE OR AS TO ITS AIRWORTHINESS.

IN PARTICULAR AND WITHOUT PREJUDICE TO THE GENERALITY OF THE FOREGOING, SAVE AS EXPRESSLY PROVIDED IN THE LEASE, THE OWNER AND THE LESSOR SHALL BE UNDER NO LIABILITY TO THE LESSEE WHATSOEVER AND HOWSOEVER ARISING, AND FROM WHATEVER CAUSE, AND WHETHER IN CONTRACT OR IN TORT OR BOTH IN RESPECT OF ANY LOSS (CONSEQUENTIAL OR OTHERWISE), LIABILITY, DAMAGE OR DELAY OF, OR TO, OR IN CONNECTION WITH, THE AIRCRAFT, ANY PERSON OR PROPERTY WHATSOEVER, WHETHER ON BOARD THE AIRCRAFT OR ELSEWHERE.

3.4	Force majeure affecting delivery

If the Lessor is, for reasons of force majeure (being acts outside the reasonable control of the Lessor (such as, but not limited to, acts of God, fire, strikes, labour disputes, slow down or interruption of work, adverse weather conditions or any other causes beyond the control of the Lessor)), unable to tender the Aircraft for delivery on the Scheduled Delivery Date, the Lessor shall specify another date falling as soon as possible, but no later than thirty (30) Business Days after the Scheduled Delivery Date (or such later date as shall be mutually acceptable to the Lessor and Lessee) as the date on which it shall tender delivery of the Aircraft to the Lessee, subject to the satisfaction by the Lessee of all of the Lessor Conditions Precedent Requirements on the date so specified by the Lessor. The Lease Period and the Lessee’s obligation to pay Rent, Additional Rent and all other amounts payable hereunder shall commence with effect from the (actual) Delivery Date. Notwithstanding that delivery of the Aircraft is delayed in the circumstances contemplated by this clause 3.4, the Lessor shall have no liability for any losses, damages, costs or expenses sustained or incurred by the Lessee by reason of such delay.

If the actual Delivery Date has not occurred on or before thirty (30) Business Days after the Scheduled Delivery Date (or such later date as shall be mutually acceptable to the Lessor and Lessee) as a direct or indirect consequence of an event referred to in this clause 3.4, then each of the Lessor and the Lessee shall have the unilateral right to cancel and terminate the Lease in which case the Lease shall terminate upon terminating party's notice hereof to the other party. In the event that the Lease is so terminated, the Lessor shall be under no further liability to the Lessee including, without limitation, any consequential loss or damage or cost. The Lessor shall, however, forthwith return any amount received from the Lessee hereunder.

3.5	Total loss prior to delivery

In the event of a Total Loss in relation to the Airframe on or prior to the Delivery Date, the Lease shall automatically be cancelled on the date of such Total Loss or the date on which Lessor’s insurers shall declare total loss of the Aircraft, and neither party shall be under any further obligations or liability to the other with respect to the Aircraft and the Lessor shall forthwith return any amount received from the Lessee hereunder.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent requirements, Lessor requirements

The Lessor’s obligation to deliver the Aircraft on the Scheduled Delivery Date to the Lessee shall be subject to Lessee’s fulfilment to the Lessor’s satisfaction of the Lessor Conditions Precedent Requirements.

4.2	Sole benefit of lessor

The Lessor Conditions Precedent Requirements are for the sole benefit of the Lessor and may be waived or deferred in whole or in part and with or without conditions by the Lessor.

4.3	Non-fulfilment

If the Lessor Conditions Precedent Requirements have not been duly and timely fulfilled by the Lessee, or waived by the Lessor, in accordance with this clause 4 the Lessor shall be entitled to treat such non-fulfilment as an Event of Default.

4.4	Conditions precedent requirements, Lessee requirements

The Lessee’s obligation to take delivery the Aircraft on the Scheduled Delivery Date shall be subject to Lessor’s fulfilment to the Lessee’s satisfaction of the Lessee Conditions Precedent Requirements.

4.5	Sole benefit of Lessee

The Lessee Conditions Precedent Requirements are for the sole benefit of the Lessee and may be waived or deferred in whole or in part and with or without conditions by the Lessee.

4.6	Non-fulfilment

If the Lessee Conditions Precedent Requirements have not been duly and timely fulfilled by the Lessor, or waived by the Lessee, in accordance with this clause 4 the Lessee shall be entitled to treat such non-fulfilment as a material default by the Lessor.

5	RENTS, COSTS AND TAXES

5.1	Rent, Additional Rent and Deposit

The Lessee shall make the following payments to the Lessor:

5.1.1	An instalment (the ‘‘Rent’’) equal to the Rent Amount for each month (or part thereof) of the Lease Period. The Rent shall be calculated for periods of 6 months (or, with respect to the last Rent Amount calculation hereunder, such shorter period as may apply), reflecting LIBOR for such period, and be payable monthly in advance in accordance with clause 6.1.1.

5.1.2	Additional Rent per Flight Hour or Flight Cycle (as the case may be) accrued by the Aircraft during the Lease Period. The Additional Rent shall be payable monthly in arrear, relate to the preceding month (or part thereof) of the Lease Period, and be calculated and payable in accordance with clause 6.1.2.

5.1.3	The Deposit (if applicable). The Deposit shall be payable in accordance with clause 6.1.3.

5.2	No set-off

The Lessee’s obligation to pay Rent and Additional Rent and to make other payments in accordance with the Lease shall be absolute and unconditional irrespective of any contingency whatsoever including (but not limited to) (i) any right of set-off, counterclaim, recoupment, defence or other right which either party hereto may have against the other, (ii) any unavailability of the Aircraft for any reason of airworthiness, merchantability, fitness for any purpose, condition, design, or operation of any kind or nature of the Aircraft, or the ineligibility of the Aircraft for any particular use or trade, or for registration or documentation under the laws of any relevant jurisdiction, or the Total Loss of, or any damage to the Aircraft, (iii) any failure or delay on the part of the Lessee in performing or complying with any of the terms or undertakings under the Lease, (iv) any insolvency, bankruptcy, reorganisation, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings by or against the Lessor or the Lessee, (v) any invalidity or unenforceability or lack of due authorisation of, or other defect in the Lease and (vi) any other circumstances which, but for this provision, would or might have the effect of terminating or in any way affecting any obligation of the Lessee hereunder.

5.3	No Rent reduction

The Lessee shall not be entitled to any remission or reduction of Rent in respect of any period during which the Aircraft is wholly or partially unserviceable for any reason provided always that, after the occurrence of a Total Loss, the Lessee shall pay Rent only up to the date of receipt by the Lessor of the full amount payable by the Lessee pursuant to clause 15.1.

6	PAYMENTS

6.1	Rent, Additional Rent and Deposit

Payments as set out in clause 5.1 shall be made in accordance with this clause 6.1:

6.1.1	The Rent for the period from the First Rent Payment Date to the Second Rent Payment Date shall be payable on the First Rent Payment Date. The next Rent payment shall be made on the Second Rent Payment Date and each succeeding Rent shall be paid on the numerically corresponding day to the Second Rent Payment Date of each succeeding month during the Lease Period or, if there is no such numerically corresponding day, on the immediately preceding Business Day. If any day on which Rent falls due is not a Business Day, the relevant Rent shall be paid on the immediately preceding Business Day.

6.1.2	The Additional Rent shall be calculated at the end of each calendar month or, with respect to the last Additional Rent payable under the Lease, at the end of the Lease Period, and be based on the Flight Hours and Flight Cycles (as the case may be) accrued by the Aircraft during the preceding calendar month (or part thereof). The Additional Rent shall be paid no later than ten (10) days following the end of that calendar month.

6.1.3	If applicable, the Deposit shall be payable on the Deposit Payment Date.

6.2	Deposit and Letter of Credit

6.2.1	If applicable, the Deposit shall be retained by the Lessor and be applied and/or repaid to the Lessee in accordance with this clause 6.2.1. The Lessor may, but shall not be obliged to, at any time up to and including the later of sixty (60) days following termination of the Lease and (ii) sixty (60) days following redelivery of the Aircraft, apply the Deposit in whole or in part to make good any amount outstanding to the Lessor hereunder or under the Other Leases. Within sixty (60) days following (i) termination of the Lease Period and redelivery of the Aircraft to the Lessor in accordance with and in the condition required by the Lease or (ii) payment to the Lessor of the Agreed Aircraft Value following a Total Loss after the Delivery Date, provided in each case that the Lessor is satisfied that the Lessee has irrevocably paid to the Lessor all amounts which may then be outstanding or become payable under this Lease or which may then be outstanding under the Other Leases and has discharged any such liability that may result in a lien over the Aircraft or the Other Aircraft, the Lessor shall return to the Lessee the Deposit.

6.2.2	If applicable, the Letter of Credit shall be retained by the Lessor and be applied and/or returned to the Lessee in accordance with this clause. The Lessor may, but shall not be obliged to, at any time up to and including the later of (i) sixty (60) days following termination of the Lease and (ii) sixty (60) days following redelivery of the Aircraft draw on the Letter of Credit in whole or in part to make good any amount outstanding hereunder or under the Other Leases. Within sixty (60) days following (i) termination of the Lease Period and redelivery of the Aircraft to the Lessor in accordance with and in the condition required by the Lease or (ii) payment to the Lessor of the Agreed Aircraft Value following a Total Loss after the Delivery Date, provided in each case that the Lessor is satisfied that the Lessee has irrevocably paid to the Lessor all amounts which may then be outstanding or become payable under this Lease or which may then be outstanding under the Other Leases and has discharged any such liability that may result in a lien over the Aircraft or the Other Aircraft, the Lessor shall return to the Lessee the Letter of Credit.

6.3	Lessor payment details

All payments of Rent, Additional Rent and other amounts to be paid by the Lessee hereunder shall be made on the due dates for payment in Dollars in immediately available funds to the Place of Payment or to such other bank or account in such jurisdiction as the Lessor may from time to time specify to the Lessee.

6.4	Default interest

If any payment of Rent, Additional Rent or any other amounts payable by the Lessee hereunder is not made when due, the Lessee shall, on demand by the Lessor, pay to the Lessor interest on such overdue amount from the due date until the date of the Lessor’s actual receipt of such payment at the Default Interest Rate.

6.5	Net lease

6.5.1	All payments to be made by the Lessee hereunder shall be made in full, free and clear of and without deduction or withholding for or on account of any Taxes.

6.5.2	If at any time the Lessee is required by law and/or regulation to make any deduction or withholding from any amount payable by the Lessee hereunder (or if there is any change in the rates at which or the manner in which any such deduction or withholding is calculated), the

Lessee shall promptly notify the Lessor of such requirement or change and shall deliver to the Lessor as soon as practicable after the Lessee has made any payment from which it is required by law to make any deduction or withholding, a certified copy of the receipt issued by the authority (if any) to which the amount deducted or withheld was remitted.

6.5.3	If (i) the Lessee is required by law and/or regulation to make any deduction or withholding from any amount payable by the Lessee to the Lessor hereunder, or (ii) the Lessor is required by law and/or regulation to make any payment, on account of Taxes or otherwise, on or in relation to any amount received or receivable by it hereunder (other than Taxes on the overall net income or capital gains of the Lessor imposed by Danish authorities), then the sum payable by the Lessee in respect of which such deduction, withholding or payment is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction, withholding or payment, the Lessor receives and retains (free from any liability in respect of any such deduction, withholding or payment) a net sum equal to the sum which it would have received and so retained, had no such deduction, withholding or payment been made. Upon (or as soon as possible in accordance with the legislation relating to Taxes applicable to the Lessor) the Lessor’s receipt from the Lessee of such net sum equal to the sum which it would have received and retained had no deduction, withholding or payment been made, the Lessor shall, if available to the Lessor in accordance with the legislation relating to Taxes applicable to it, apply for a tax credit or equivalent tax benefit resulting from the deduction, withholding or payment in question and the net tax credit or equivalent net tax benefit shall be extended to the Lessee, PROVIDED that the amount of such tax credit to the Lessee shall be limited to a maximum amount equal to the amount that has been paid by the Lessee to the Lessor under this clause 6.5.3 and further PROVIDED that under no circumstances shall the Lessor be obliged to reveal any of its tax affairs to the Lessee.

6.6	VAT

There shall be added to any sums payable by the Lessee to the Lessor hereunder such amounts (if any) of Value Added Tax as may from time to time be properly chargeable thereon.

6.7	Payment in other currency

If, under any applicable law, whether as a result of judgement against the Lessee or the liquidation of the Lessee or for any other reason, any payment under or in connection with the Lease is made or is recovered in a currency other than the currency in which it is payable pursuant to the Lease (the ‘‘Currency of Obligation’’) then, to the extent that the payment (when converted into the Currency of Obligation at the rate of exchange prevailing on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount due under the Lease, the Lessee shall, as a separate and independent obligation, fully indemnify the Lessor against the amount of the shortfall. For the purposes of this clause, ‘‘rate of exchange’’ means the rate at which the Lessor is able on the relevant date to purchase the Currency of Obligation in London with that other currency.

6.8	IATA clearance

If the Lessee is or becomes a member of IATA with the option of clearing and having outstanding amounts against it cleared through the IATA Clearing House, it hereby consents and agrees to and undertakes with the Lessor to accept the Lessor clearing any amount outstanding under the Lease through the IATA Clearing House. The original invoice or a copy of the invoice issued by the Lessor to the Lessee and relating to outstanding amount shall, as against the IATA Clearing House, constitute conclusive evidence that such amount is outstanding and subject to clearance through the IATA Clearing House.

6.9	Tax indemnification

The Lessee shall pay and indemnify and hold harmless the Tax Indemnitees against all Taxes (other than Taxes on the overall net income, or Taxes relating to capital gains, of a Tax

Indemnitee, in each case as imposed by the Tax authorities in the state of incorporation of the relevant Tax Indemnitee) as a result of (a) the leasing of the Aircraft to the Lessee, (b) the sub-leasing of the Aircraft to the Permitted Sub-Lessee, (c) the payment and receipt of Rent, Additional Rent and/or any other payment required to be made by the Lessee under the Lease, (d) the payment or advance of any amount under the Security Documents or (e) the ownership, import, export, use, control, possession, maintenance, storage, replacement, refurbishment, insurance, service, overhaul, repair, testing, registration, delivery or redelivery of the Aircraft.

7	ADJUSTMENT OF ADDITIONAL RENT

7.1	Adjustment provisions

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7.2	Engine Reserve allocation adjustment

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7.3	Low Utilisation

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8	LESSEE COVENANTS

8.1	Licenses and certificates

The Lessee shall:

8.1.1	at all times during the Lease Period ensure that it or the Permitted Sub-Lessee (as applicable) is the holder of a valid air operator’s certificate issued by the Aviation Authority and all other licenses and certificates as shall be required under applicable law and/or by the Aviation Authority and/or the applicable authorities in the State of Registration and the State of Incorporation to permit the Lessee or Permitted Sub-Lessee (as the case may be) to operate the Aircraft under this Lease or under the Sub-Lease Agreement (as the case may be); and

8.1.2	at all times during the Lease Period ensure that the crew operating the Aircraft is licensed by the Aviation Authority and/or validated by the Aviation Authority; and

8.1.3	at all times during the Lease Period ensure that the Maintenance Performer has all necessary licenses, authorisations and permits to perform the maintenance of the Aircraft; and

8.1.4	throughout the Lease Period not do or omit to do or permit to be omitted or done any act (i) which would breach any applicable law or any such certificates or licenses as are specified in clauses 8.1.1, 8.1.2 and 8.1.3 or (ii) whereby any such certificates or licenses would or would be likely to cease to be in force, be revoked, withdrawn or suspended, or adversely amended or affected, and shall from time to time on request produce certified copies of such certificates or licenses to the Lessor.

8.2	Consents, approvals and filings

In addition to clause 8.1, the Lessee shall ensure that, at all times during the Lease Period it has obtained and/or completed and that the Permitted Sub-Lessee has obtained and/or completed any and all consents, approvals, orders, authorisations, registrations or filings required to authorise, or required in connection with, the execution, legality, validity, enforceability or admissibility in evidence of the Lease, the Sub-Lease Agreement, the Security Documents and any related agreement, document or instrument or the performance by the Lessee and the Permitted Sub-Lessee of any of their respective obligations hereunder and thereunder.

8.3	Base

The Aircraft shall during the Lease Period be based at the Base.

8.4	Maintenance

The Lessee shall provide for the Aircraft being maintained, overhauled, modified and repaired and the Lessee shall provide for;

8.4.1	the Aircraft being kept in as good operating condition and repair as the condition of the Aircraft as at the Delivery Date subject to fair wear and tear;

8.4.2	the maintenance of a current certificate of airworthiness (issued by the Aviation Authority in the appropriate public transport category) for the Aircraft;

8.4.3	the compliance on a terminating basis (where terminating action exists) with all applicable regulations including the standard stipulated by JAR-OPS 1 and the requirements of all Airworthiness Directives, all mandatory inspections and modification requirements and, if applicable to the Lessee’s operation of the Aircraft, all alert service bulletins, inspection service bulletins or similar requirements applicable to the Aircraft or any Component and to be carried out before the Redelivery Date and within the AD Compliance Period after the Redelivery Date;

8.4.4	the performance of engine trend monitoring in accordance with a system satisfactory to the Lessor and forward results to Lessor on request;

8.4.5	the prompt replacement of any Engine or Component (being an Engine or Component which is time-expired, lost, destroyed or damaged and which cannot be repaired in situ) with a replacement engine or component, complying with the provisions of clause 8.5.2 or 8.5.3;

8.4.6	the accomplishment of permanent repairs and/or replacement of cosmetic and appearance defects, including hail damage which are not within the Manufacturer’s limitations;

8.4.7	all inspections, services, repairs, overhauls, tests and modifications to be made or carried out on or to the Aircraft and each part thereof are made or carried out by the Maintenance Performer;

8.4.8	requiring all applicable service bulletin kits which are offered ‘‘no charge’’ by any Manufacturer or vendor, prior to the expiration of the ‘‘no charge’’ warranty period and in failing to do so, pay to the Lessor the costs to the Lessor of acquiring such service bulletin kits;

8.5	Removal, interchange and modifications

8.5.1	General: The Lessee or Sub-Lessee may replace Engines or Components in accordance with clause 8.5.2 and 8.5.3 and may install any Engine or Component on another aircraft that the Lessee or the Permitted Sub-Lessee owns or leases in accordance with clause 8.5.4. The Lessee shall ensure that any Engine or Component not installed on the Aircraft (or an aircraft permitted by clause 8.5.4) is properly and safely stored and insured and kept free of Security Interests save for Permitted Liens.

8.5.2	Permanent Replacement: If the Lessee or Permitted Sub-Lessee permanently replaces an Engine or Component:

8.5.2.1	In the case of an Engine, the replacement engine must be of a Replacement Engine.

8.5.2.2	in the case of a Component, the replacement component must be in good operating condition, have as much useful life available until the next scheduled maintenance procedure, be of the same or a more advanced make and model and of the same interchangeable modification status as the Component it is replacing;

8.5.2.3	the Replacement Engine or replacement component must have become and remain, until replaced in accordance with this clause, the property of the Owner free from Security Interests (other than Permitted Liens);

8.5.2.4	the Lessee must have full details of the source and maintenance records of the Replacement Engine or replacement component and in the case of serialised rotable parts, also have a complete service history: and

8.5.2.5	if so requested by the Lessor, the Lessee shall provide a properly executed bill of sale or similar instrument to evidence the vesting in the Owner of title to any such Replacement Engine or replacement component permanently replacing an Engine or Component, free and clear of any Security Interests (other than Permitted Liens); it being acknowledged that the Lessor shall not generally and without good reason request a bill of sale where the value of the relevant Replacement Engine or replacement component is less than USD 20,000.

8.5.3	Temporary Replacement: The Lessee or Permitted Sub-Lessee may install any engine or component on the Aircraft as a temporary replacement if:

8.5.3.1	no Event of Default has occurred and is continuing;

8.5.3.2	as soon as reasonably practicable after an engine or component is installed on the Aircraft, but before the Redelivery Date, the Lessee or Permitted Sub-Lessee removes that engine or component and replaces it with the original Engine or Component (or, in the case of a Component, by a part which is allowed by clause 8.5.2); and

8.5.3.3	the Insurances for the Aircraft are not affected.

8.5.4	Other aircraft: An Engine or Component may be installed on an aircraft which Lessee or a Permitted Sub-Lessee owns or leases if:

8.5.4.1	no Event of Default has occurred and is continuing;

8.5.4.2	the Lessee or the Permitted Sub-Lessee has operational control over the aircraft;

8.5.4.3	the Owner keeps the ownership of the Engine or Component concerned until replaced in accordance with this clause;

8.5.4.4	the Engine or Component does not become subject to a Security Interest (other than a Permitted Lien); and

8.5.4.5	the Engine or Component is removed from the aircraft as soon as practicable but not later than the Redelivery Date.

8.5.5	Title to Removed Engines or Components: Any Engine or Component at any time removed from the Aircraft shall remain the property of the Owner unless and until a replacement has been effected in accordance with clause 8.5.2 and unless and until title in that replacement has passed to the Owner subject to the Lease, free of all Security Interests (except for Permitted Liens), whereupon title to the replaced Engine or Component shall, provided no Event of Default has occurred and is continuing, pass to the Lessee.

The Lessee or Permitted Sub-Lessee may remove any item from the Aircraft without replacing it if such item (i) has been installed by Lessee or Permitted Sub-Lessee on the Aircraft on or after the Delivery Date as an addition to and not in replacement of any item previously installed on or attached to the Aircraft, (ii) is not required to be installed on or attached to the Aircraft by the terms hereof and (iii) can be removed from the Aircraft without impairing the airworthiness of the Aircraft or diminishing the value of the Aircraft below the value which the Aircraft would have had such additional item not been installed thereon or attached thereto and upon such removal such item shall become free of all rights of the Lessor and title therein shall vest in the Lessee or the Permitted Sub-Lessee (as the case may be) free from any lien, charge or encumbrance of the Lessor

Where an engine or component of a third party owner is installed on the Airframe, the Lessor agrees not to claim title in priority to the third party owner by virtue of that installation PROVIDED that the Lessor has been duly notified in writing of the said installation and the identity of the third party owner prior to that installation (the reference to third party owner in this sub-clause includes a reference to a third party holding a Security Interest in the relevant engine or part provided such Security Interest has been registered as required or permitted by applicable law).

8.5.6	Modifications: Lessee or Permitted Sub-Lessee shall not make any major modification or addition to the Aircraft, except for such which:

a.	is expressly permitted or required by the Lease; or

b.	has the prior written approval of Lessor (not to be unreasonably withheld) and does not diminish the condition or value of the Aircraft.

All modifications and alterations incorporated throughout the Lease Period which deviate from the Aircraft's certified specifications, type, design or configuration to be completed in accordance with the Manufacturer’s recommendations and instructions, must be approved by the Aviation Authority, and where they deviate from the certified configuration of the Aircraft, shall be covered by a Supplemental Type Certificate (‘‘STC’’) issued by the Aviation Authority or the State of Design Authority.

8.5.7	So long as no Event of Default has occurred and is continuing and subject to clause 16.7, the Lessee or Permitted Sub-Lessee may remove any modification or addition to the Aircraft provided that this does not diminish the value or condition of the Aircraft. Furthermore, the Lessor may require the Lessee to remove such modification on the Redelivery Date to restore the Aircraft to its condition prior to that modification or addition.

8.6	Aircraft documents

Lessee shall keep the Aircraft Documents and Records:

8.6.1	in the English language;

8.6.2	according to best airline practice; and

8.6.3	so they meet the requirements of JAR-OPS Subpart M and the Maintenance Programme.

8.7	Negative covenants

The Lessee shall not and undertakes with the Lessor that the Permitted Sub-Lessee shall not;

8.7.1	operate or permit the Aircraft to be operated in, to or from the United States of America or outside the areas permitted by the Insurances or in any manner which is contrary to the requirements of the Insurances;

8.7.2	cause or permit to be done with, to, about or in connection with the Aircraft anything in breach of any applicable law, any applicable requirement of a government agency, any airworthiness certificate, any mandatory requirement of a Manufacturer, any provision of any applicable international convention or any provision of any rule or regulation issued under any such international convention applicable thereto; or

8.7.3	hold out or represent or allow to be held out and represented that any member of the crew of the Aircraft is in the employment of the Lessor or the Owner or that the Lessor or the Owner is carrying persons or goods in the Aircraft or are in any way connected or associated with any operation of the Aircraft;

8.7.4	use the Aircraft for the carriage of:

8.7.4.1	whole animals living or dead except in the cargo compartments according to IATA regulations and except for domestic pet animals carried in a suitable container to prevent the escape of any liquid and to ensure the welfare of the animal;

8.7.4.2	acids, toxic chemicals, other corrosive materials, explosives, nuclear fuels, nuclear wastes, or any nuclear assemblies or components, except as permitted for passenger aircraft under the ‘‘Dangerous Goods Regulations’’ schedule issued by IATA from time to time and provided that all the requirements for packing or otherwise contained therein are fulfilled;

8.7.4.3	any other goods, materials or items of cargo which could reasonably be expected to cause damage to the Aircraft and which would not be adequately covered by the Insurances; or

8.7.4.4	any illegal item or substance;

8.7.5	utilise the Aircraft for purposes of training, qualifying or reconfirming the status of cockpit personnel if such purposes are disproportionate to the use for such purpose of other aircraft operated by the Lessee or the Permitted Sub-Lessee (as the case may be);

8.7.6	attempt or hold itself out as having any power to sell, lease (but for the sub-lease under the Sub-Lease Agreement), charge or otherwise encumber or dispose of the Aircraft or the whole or any part of the Insurances, nor create, incur or suffer to exist any lien, charge or encumbrance over the Aircraft (other than the Mortgage or any Permitted Liens) or over the whole or any part of the Insurances or any interest of the Lessor therein;

8.7.7	do or cause or permit to be done any act (not being an act attributable to the Lessor, directly or indirectly) which could reasonably be expected to result in the Aircraft being arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Lessee and if any such arrest, confiscation, seizure, taking, impounding, forfeiture or detention shall occur, the Lessee shall give immediate notice thereof to the Lessor, and shall use its best endeavours to procure the prompt release of the Aircraft;

8.7.8	pledge to the credit of the Lessor or Owner for any maintenance, service, repairs, overhauls of, or modifications to, or changes or alterations in the Aircraft or otherwise;

8.8	Protection of rights

The Lessee shall make, or procure the making of, all necessary filings and recordings of the Lease, the Sub-Lease Agreement and the Security Documents in a timely fashion and from time to time execute such other documents or instruments and make such filings as may be necessary or advisable (in the reasonable opinion of the Lessor or required by the Owner or the Lenders) for the purpose of perfecting and protecting the Owner’s, Lenders' or Lessor’s title and interest in, to and over the Aircraft. The Lessee covenants that it shall and shall procure that the Permitted Sub-Lessee shall, at the request and expense of the Lessor, execute all such additional documents as the Lessor may reasonably require to protect the rights and interests of the Owner, Lenders or Lessor in, to and over the Aircraft, including, without limitation, all necessary registrations and filings required by or advisable under any applicable law or regulation, and not to do or omit or permit to be done or omitted anything which might jeopardise the Owner’s, Lenders' or Lessor’s rights and interests in, to and over the Aircraft;

8.9	Navigation, over-flight and airport charges

The Lessee shall pay promptly or procure for the Permitted Sub-Lessee to pay promptly when due all Eurocontrol charges, over-flight charges, en-route navigation charges, navigation services charges, start and landing fees and all other charges payable for the use of or for services provided at any airport or elsewhere, whether in respect of the Aircraft or any other aircraft operated by the Lessee or Permitted Sub-Lessee, and shall indemnify and hold the Owner and Lessor harmless in respect of the same. This indemnity shall continue in full force and effect notwithstanding the termination or expiration of the leasing of the Aircraft hereunder for any reason whatsoever or the return of the Aircraft to the Lessor.

9	LESSOR COVENANTS

9.1	Quiet enjoyment

The Lessor represents and warrants to the Lessee that the Lessor has full right and power to lease the Aircraft to the Lessee on the terms of the Lease and that for as long as the Lessee continues to observe its obligations hereunder and no Event of Default has occurred, the Lessee shall be entitled to the quiet enjoyment and use of the Aircraft free from interruption by the Owner, the Lessor and the Lenders. The Lessee shall be entitled to register a lease declaration with the Danish Register of Rights over Aircraft in order to perfect the quiet enjoyment obligation on the Lessor under this clause 9.1 and the Lessor undertakes to provide for the beneficiary under any Mortgage to respect such lease declaration.

9.2	Maintenance contributions

Provided that no Event of Default has occurred and is continuing, the Lessor shall pay the following amounts to the Lessee by way of contribution to the cost of maintenance of the Aircraft, upon receipt by the Lessor, within six months after commencement of such maintenance and before the Redelivery Date, of an invoice and supporting documentation reasonably satisfactory to the Lessor evidencing performance of the following work by the Maintenance Performer:

9.2.1	Airframe: With respect to the Airframe, the completion of the Airframe Structural Check, the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate amount of the Airframe Reserve paid under the Lease at the date such work starts less the aggregate amount previously paid by the Lessor under this sub-clause;

9.2.2	Engine Life-Limited Parts: With respect to life-limited Components within any Engine, the performance of any replacement or repair of those Components, the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate amount of the Engine LLP Reserve paid in respect of that Engine under the Lease at the date such work starts less the aggregate amount previously paid in respect of that Engine by the Lessor under this sub-clause;

9.2.3	Engine Refurbishment: With respect to any Engine, the performance of Engine Refurbishment in respect of that Engine the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate amount of the Engine Reserve paid under the Lease in respect of that Engine at the date such work starts less the aggregate amount previously paid in respect of that Engine by the Lessor under this sub-clause;

9.2.4	APU: With respect to the APU, the performance of such overhauls as referred to in the definition of ‘‘APU Reserve’’ in clause 1.1, the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate amount of the APU Reserve paid under the Lease at the date such work starts less the aggregate amount previously paid by the Lessor under this sub-clause; and

9.2.5	Landing gear: With respect to the Aircraft’s landing gear, the performance of such overhauls as referred to in the definition of ‘‘Landing Gear Reserve’’ in clause 1.1, the lesser of (i) the amount of that invoice and (ii) an amount equal to the aggregate amount of the Landing Gear Reserve paid under the Lease at the date such work starts less the aggregate amount previously paid by the Lessor under this sub-clause.

9.3	Increased contribution

9.3.1	If, after completion of the first Eligible Maintenance Event following the Delivery Date with respect to

(i)	the Airframe;

(ii)	life-limited Components within each Engine;

(iii)	the Engine Relevant Items;

(iv)	APU; and

(v)	Landing Gear Relevant Items,

the payment to be made by the Lessor under the relevant clause of clauses 9.2.1 through 9.2.5 does not reimburse in full the Lessee’s costs in having completed the subject first Eligible Maintenance Event, the Lessor shall pay to the Lessee (which payment shall be effected together with the payment under referenced clauses 9.2.1 through 9.2.5) an amount equivalent to such shortfall (subject to clause 9.3.2).

9.3.2	The Lessor’s payment in respect of each of the items referred in (i) through (v) of clause 9.3.1 shall be limited as follows:

(i)	with respect to the Airframe, the Flight Hours on the Delivery Date since last relevant Eligible Maintenance Event multiplied by the Airframe Reserve;

(ii)	with respect to the life-limited Components within each Engine, the Flight Cycles on the Delivery Date since last relevant Eligible Maintenance Event multiplied by the Engine LLP Reserve;

(iii)	with respect to the Engine Relevant Items, the Flight Hours on the Delivery Date since last relevant Eligible Maintenance Event multiplied by the Engine Reserve;

(iv)	with respect to the APU, the Flight Hours on the Delivery Date since last relevant Eligible Maintenance Event multiplied by the APU Reserve; and

(v)	with respect to the landing gear, the number of months on the Delivery Date since last Eligible Maintenance Event multiplied by the Landing Gear Reserve.

9.3.3	For the purposes of clause 9.3.2, the ‘‘Airframe Reserve’’, ‘‘Engine LLP Reserve’’, ‘‘Engine Reserve’’, ‘‘APU Reserve’’ and ‘‘Landing Gear Reserve’’ shall mean such USD amount as referred to in the definitions of such in clause 1.1 hereof (but not adjusted in accordance with clauses 7.1 and 7.3), discounted annually (counting from the Delivery Date) by 3% back to the relevant Eligible Maintenance Event prior to the Delivery Date.

9.4	Exceptions to contribution

The Lessor shall not pay any such contribution as referred to in clauses 9.2 and 9.3;

(a)	for repairs arising as a result of accidents or incidents (whether or not eligible for recovery under the Insurances), operational or maintenance mishandling or airworthiness directive work; nor

(b)	for repairs arising as a result of foreign object damage, the removal, installation, maintenance and repair of QEC (Quick Engine Change) kits and/or any elective components replacement.

9.5	Airworthiness directive cost share

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9.6	Lessor consultation

With respect to the maintenance events referred to in clause 9.2 and the implementation of Airworthiness Directives referred to in clause 9.5 (with respect to the latter, the cost of which exceeding the AD Threshold), the Lessee shall, prior to initiating such event or implementation, consult with the Lessor with a view to decide upon the workscope for such event or implementation.

10	SUB-LEASING

10.1	No sub-lease

Except for wet-leases under which the Lessee or Permitted Sub-Lessee retains the control over the Aircraft in full, the Lessee shall not lease or hire the Aircraft to another person or persons and the Lessee undertakes with the Lessor for the Permitted Sub-Lessee not to so lease or hire the Aircraft.

10.2	Permitted sub-lease

Subject to the Lessor’s prior, written consent, and notwithstanding clause 10.1, the Lessee (but not the Permitted Sub-Lessee) shall be allowed to sub-lease the Aircraft to an airline of international standing, and in a jurisdiction acceptable to the Lessor and on terms acceptable to the Lessor. The Lessor shall not unreasonably withhold its consent to such sub-lease of the Aircraft. As a matter of exemplification, it shall not be unreasonable for the Lessor to deny giving its consent if the Owner (save where the Owner is identical with the Lessor) or the Lenders shall not be willing to allow such sub-lease. Any consent may be given subject to conditions.

10.3	Administration of sub-lease agreement

The Lessee shall duly and punctually perform and comply with its obligations under the Sub-Lease Agreement and shall enforce due and punctual performance and observance by the Permitted Sub-Lessee. The Lessee shall not without the prior written consent (not to be unreasonably withheld or delayed) of the Lessor agree to any amendment, variation, or waiver in respect of the Sub-Lease Agreement nor grant any consent expressed in the Sub-Lease Agreement to be required of the Lessee where consent is required to the same matter under the Lease. The Lessee shall promptly notify the Lessor upon becoming aware of any event of default or default under the Sub-Lease Agreement and shall promptly comply with all directions of the Lessor in relation thereto.

11	INFORMATION AND INSPECTION

11.1	Aircraft information

11.1.1	Promptly upon becoming aware of same, the Lessee shall notify the Lessor of:

11.1.1.1	any required major repair;

11.1.1.2	any casualty or other damage or accident to the Aircraft or Engines except for insignificant occurrences; and

11.1.1.3	any event which shall or may reasonably be considered likely to become a Total Loss and promptly notify the Lessor of any event or claim which shall or may reasonably be considered likely to involve the Owner, Lessor, Lenders or any of them in any cost, expense, loss or liability.

11.1.2	On a weekly basis, the Lessee shall provide the Lessor with information on and all repair data, modifications and alterations with respect to the Aircraft (if, during such week, the Aircraft has been repaired, modified or altered).

11.1.3	No later than on the 7th day of each month during the Lease Period, the Lessee shall provide the Lessor with information on;

11.1.3.1	total Flight Hours and Flight Cycles accumulated during the immediate preceding month by the Aircraft; each engine and APU installed on the Aircraft as well as each Engine and the APU delivered with the Aircraft.

11.1.4	Forthwith upon the Lessor’s reasonable request, the Lessee shall provide the Lessor with information on;

11.1.4.1	the Aircraft, its employment, condition, position and engagements; and

11.1.4.2	Aircraft weight changes.

11.2	Financial information

The Lessee shall throughout the Lease Period;

11.2.1	deliver to the Lessor within 14 days after publication thereof (and in any event within 150 days after the end of the relevant financial year), copies of the audited financial statements of the Lessee and the Permitted Sub-Lessee for each of its financial years ending after the date hereof;

11.2.2	deliver to the Lessor no later than 60 days after the end of teach first financial half-year un-audited semi annual financial statements of the Lessee and the Permitted Sub-Lessee for each of its financial half-years ending after the date hereof.

11.3	Inspections

The Lessee shall and shall procure that the Permitted Sub-Lessee shall;

11.3.1	make or cause to be made available to the Lessor on request for inspection or copying or both, the log books and computer records of the Aircraft and all repair, maintenance, modification, overhaul or other records kept by the Lessee in respect of the Aircraft and all certificates that are from time to time in force in relation to the same and forthwith deliver the originals (if such party’s possession is not required and in such case, deliver copies), or, in the case of the log books, a photocopy of the same to the other party if requested;

11.3.2	upon the Lessor’s reasonable request permit the Owner, Lessor and Lenders to inspect the Aircraft.

12	WARRANTIES

The Lessor shall;

12.1	assign to the Lessee, for the duration of the Lease Period or until an Event of Default has occurred and is continuing, any existing warranties from the Manufacturers in relation to the Airframe and the Engines, provided that such are assignable; and

12.2	remain entitled to each and any other warranty, express or implied, with respect to the Aircraft, an Engine or Component so far as concerns any Manufacturer, vendor, sub-contractor or supplier. The Lessor shall without prejudice to its rights under the Lease co-operate with the Lessee in respect of any claim which may be pursued under any such warranty in relation to defects affecting the Aircraft, any Engine or Component, if such claim or circumstance leading to such claim arises during the Lease Period. The Lessee shall notify the Lessor promptly upon becoming aware of any such claim.

13	INSURANCE

13.1	Liability for damage

The Lessee shall be liable for all damage to the Aircraft during the Lease Period.

13.2	Types of insurance

The Lessee shall throughout the Lease Period provide for the Aircraft to be insured at its own risk and expense with such first class reputable insurers reasonably approved in advance by the Lessor (which insurers shall, if so required by the Lessor, at all times re-insure substantially all of the risks so insured against with insurers of internationally recognised standing in the field of aviation insurance reasonably approved by the Lessor, it being understood that the Lessor will require such reinsurance to the extent only the Lessor is not satisfied with the primary insurers), arranged through insurance brokers reasonably acceptable to the Lessor and on such terms and conditions and in such forms, as the Lessor may require for:

13.2.1	‘‘All Risks’’, including war and associated risks, hull insurance on the Aircraft (including all flight and ground risks and ingestion coverage) on an agreed value basis payable in USD in an amount not less than the Agreed Aircraft Value;

13.2.2	‘‘All Risks’’ (including War and Allied Risks except when on ground or in transit other than by air) insurance on the Engines while not installed on any airframe in an amount per Engine on an agreed value basis payable in USD of not less than the Agreed Engine Value; and

13.2.3	third party legal liability, bodily injury and property damage, passenger, mail and cargo legal liability, including aviation war, high-jacking and other perils excess liability insurance in accordance wit Extended Coverage Endorsement (aviation liabilities) AVN 52E, for such combined single limit per any one occurrence as per the Required Liability Cover.

13.3	Renewal

All policies providing insurance required by this clause 13 shall be renewed (or a new policy or policies providing similar coverage therefor taken out) prior to the respective expiration dates of the coverage of such policies, and the Lessee shall furnish to the Lessor a facsimile message setting out the progress in and stage of the negotiations with the insurers for the renewal of the Insurances and the prospects of such renewal no later than seven (7) Business Days prior to each expiration date, and prior to such respective expiration dates, furnish evidence acceptable to the Lessor of such renewal or substitution in the form of certificates of insurance evidencing the insurances to be effected under the Lease.

13.4	No coverage

If any damage or loss is caused to the Aircraft, and/or if the Aircraft is seized by any governmental or other authority (including in the State of Registration) (whether de facto or de jure) or by others, during the Lease Period, and all costs deriving therefrom are not covered by the insurers, the Lessee shall pay all such uncovered costs deriving from such damages directly to the Lessor within thirty (30) days after such costs have been incurred.

13.5	Payee amounts

All claims in respect of a Total Loss and all other claims in excess of the Deductible Amount shall be paid directly to the Lessor or the Lenders (as the case may be) and so long as no Event of Default shall have occurred and be continuing, claims not in excess of Deductible Amount shall be paid to the Lessee.

13.6	General insurance requirements

The policies evidencing the Insurances required under clause 13.2 shall:

13.6.1	provide that the cover afforded to the Owner, Lessor and Lenders by the Insurances shall not be invalidated by any act or omission (including misrepresentation and non-disclosure) of any other person or party which results in a breach of any term, condition or warranty of the policies;

13.6.2	specifically refer to the Lease and shall provide that the insurers agree that the coverage under the policies is extended (to the extent of the risks covered by the policies) to insure the Aircraft in accordance with the terms of the Lease;

13.6.3	provide for worldwide coverage (subject only to such exceptions as the Lessor may agree in writing);

13.6.4	provide that the insurers agree to waive rights of recourse against the Owner, Lenders, Lessor and their respective officers, directors, employees and agents;

13.6.5	provide that the Owner, Lenders and Lessor do not have any operational interest in the Aircraft;

13.6.6	provide that the insurers shall waive any right of subrogation against the Owner, Lenders and Lessor;

13.6.7	provide that none of the Owner, Lessor or Lenders shall be liable for any premiums in respect thereof, and that the insurers shall not exercise any right of set-off or counterclaim, except in respect of outstanding premiums in respect of the Aircraft, against the interests of any of the Owner, Lenders or Lessor;

13.6.8	provide that the insurers or insurance brokers (as the case may be) shall promptly notify the Lessor in the event of cancellation or of any change whatsoever of a restrictive nature affecting the Insurances or of any act or omission or any event which might invalidate or render unenforceable the Insurances or in the event that any premium or instalment of premium shall not be paid when due and that the Insurances shall continue unaltered for the benefit of the Owner, Lessor and Lenders and their successors and assigns, directors, officers, agents and employees for at least thirty (30) days after date of issue by the insurers of written notice of such cancellation, change, event or non-payment of premium or an instalment thereof except in the case of war risks and allied perils for which seven (7) days’ notice (or such lesser period as may be customarily available) shall be given;

13.6.9	be subject only to such deductibles as the Lessor shall reasonably approve;

13.6.10	provide that no claim arising under a required policy shall be settled, without the prior written consent of the Lessor, unless it is for less than the Deductible Amount. The Lessee shall give the Lessor immediate notice in writing of any occurrence which may result in a claim which shall exceed the Deductible Amount.

13.7	Hull insurance requirements

The policies evidencing the Insurances required under clauses 13.2.1 and 13.2.2 shall:

13.7.1	include the Owner, Lessor and Lenders as named assured for their respective rights and interests;

13.7.2	provide that the insurances provided hereunder shall be primary and without right of contribution from any other insurance which may be available to the Owner, Lenders or Lessor;

13.7.3	include, in the event of separate insurances being arranged to cover the ‘‘All Risks’’ hull insurance and the ‘‘War Risk’’ and related insurance, a 50/50% provision as set forth in Lloyds Aviation Form AVS 103; and

13.7.4	include a loss payable clause acceptable to the Lessor.

13.8	Liability insurance requirements

The policies evidencing the insurances required under clause 13.2.3 shall:

13.8.1	include the Owner, Lenders, Lessor and their respective officers, directors, employees, agents, successors and assigns as additional assureds for their respective rights and interests;

13.8.2	insure the indemnity provisions of the Lease to the extent of the risks being insurable;

13.8.3	provide that all the provisions thereof, except the limits of liability, shall operate to give each assured the same protection as if there were a separate policy covering each named assured;

13.8.4	be primary and without right of contribution from other insurance which may be available to the Owner, Lenders or Lessor or their respective officers, directors, employees, agents, successors and assigns; and

13.8.5	be for a minimum amount equal to the Required Liability Cover as a combined single limit on any one occurrence or such higher amount as the Lessor may reasonably require in order for such amount to reflect the best industry practise for airlines and aircraft operates comparable to the Lessee.

13.9	No suspension or impairment

The Lessee covenants, warrants and represents that it and the Permitted Sub-Lessee shall not do any act whereby any Insurances shall or may be suspended, impaired or defeated, and it shall take all reasonable actions necessary to restore any of the Insurances which have been suspended, impaired or defeated, and that the Lessee and the Permitted Sub-Lessee shall not in any circumstances suffer or permit the Aircraft to be used or operated at any time during the Lease Period without all of the Insurances being fully in effect. In the event that the Lessee or Permitted Sub-Lessee should for any reason fail to renew any policy or contract constituting the Insurances prior to the expiration thereof or fail to keep any such policy or contract in full force and effect, the Lessor shall have the option (if possible), but shall not be required or obliged, to pay the premiums on such policy or contract or to take out new insurance in and for an amount, type, coverage and on terms satisfactory to the Lessor, provided, however, that the exercise by the Lessor of such option shall not in any way affect the provisions of the Lease. The obtaining of such insurance or payment of such premium in any instance shall not oblige the Lessor to continue to do so and any such payment shall be reimbursed by the Lessee to the Lessor forthwith on demand. The Lessee shall not and shall not permit the Permitted Sub-Lessee to, without the prior written consent of the Lessor, take out insurances or provide for the Lessee, the Permitted Sub-Lessee, the Owner, the Lessor or the Lenders to be named assured in insurances effected by the Lessee or the Permitted Sub-Lessee with respect to the Aircraft, other than as required under the Lease, where such insurances shall or may prejudice the Insurances or the Owner's, Lessor’s or Lenders' recovery thereunder.

13.10	Assignment of insurances

On the Lessor’s request, the Lessee shall, and shall provide for the Permitted Sub-Lessee to, assign to and in favour of the Lessor (and the Owner and Lenders if so requested by the Lessor) by way of security for the Lessee’s obligations under the Lease, all rights, title and interest, present and future, of the Lessee and Permitted Sub-Lessee in and to the Insurances from time to time effected and all benefits thereof (including claims and return of premiums). The Lessee undertakes (i) to give notice or to procure that notice of such assignment is given to all insurers and to procure the acknowledgement and agreement of the insurers thereto and (ii) to provide copies of such notices to the Lessor.

13.11	Application of insurance proceeds

Any insurance proceeds received in respect of the Aircraft, other than in respect of a Total Loss, shall promptly be applied firstly in or towards the cost of reinstating or repairing the Aircraft so that the same is in as good an operating condition as it would have been had such loss not occurred and had the Aircraft been maintained in the condition required by the Lease and if the Aircraft shall have been so reinstated or repaired the balance of such proceeds remaining shall be paid over to or retained by the Lessee, provided that if there shall be an Event of Default that has not been remedied, the balance of such insurance proceeds may be applied first in or towards payment of any sum then owed by the Lessee to the Lessor under the Lease. All insurance proceeds received on account of a claim under the Insurances referred to in clause 13.2.3 shall be applied in discharge of, or in reimbursement of a payment made in discharge of, the liability to which such claim relates.

13.12	Covenants:

The Lessee shall:

13.12.1	upon effecting or renewing any of the Insurances and in addition from time to time upon receipt of a request from the Lessor to deliver to the Lessor an insurance certificate demonstrating compliance with this clause 13;

13.12.2	furnish to the Lessor on request certified copies of the relevant parts of all documents constituting, evidencing or regulating the terms of the Insurances or any of them;

13.12.3	furnish to the Lessor forthwith upon the making of arrangements for the same, full details of any material modification to any of the Insurances adverse to the interests of the Lessor so far as it affects the Aircraft and the coverage afforded to parties assured thereunder;

13.12.4	furnish to the Lessor, on request, evidence that each sum payable under or in connection with any of the Insurances has been paid;

13.12.5	furnish to the Lessor, on request, all reports and data concerning claims made under the Insurances relating to the subject matter of the Lease;

13.12.6	bear any part of any loss or liability which is to be borne by the insureds under any of the Insurances and keep the Owner, Lenders and Lessor and each of their respective officers, directors, employees, agents, successors and assigns at all times indemnified against any claims, costs, proceedings or expenses whatsoever in connection with any of the Insurances; and

13.12.7	cause each of the brokers or insurers (as applicable) through or with whom any of the Insurances were effected to issue to the Owner, Lenders and the Lessor an undertaking with regard to the Insurances with which it or they is or are concerned in a form acceptable to the Lessor and to supply certified copies of all documents constituting, evidencing or regulating the terms of the same to the Lessor on request.

13.13	Negative undertakings

In connection with the Insurances, the Lessee shall not and shall procure that the Permitted Sub-Lessee shall not without the prior written consent of the Lessor:

13.13.1	make any material modification to any of the Insurances (on renewal or otherwise) adverse to the interests of the Owner, Lenders or Lessor;

13.13.2	in case of hostilities in any part of the world (whether war be declared or not) cause or permit the Aircraft to be in any zone declared by the insurers of the Aircraft in respect of any relevant risk to be a war zone unless the cover provided by Insurances is in full force and effect and any additional premiums required by the insurers have been paid;

13.13.3	operate the Aircraft at any time when, or in any place where, it is not insured in compliance with the provisions of this clause 13 or cause or permit the Aircraft to be employed in any place or in any manner or for any purpose inconsistent with the terms of, or outside the cover provided by, any of the Insurances; and

13.13.4	settle, compromise or abandon any claim under any of the Insurances other than a claim involving an amount not exceeding the Deductible Amount.

13.14	Reinsurance

If the Lessor shall require reinsurance to be effected by the primary insurers of the Aircraft in the circumstances contemplated by clause 13.2, such reinsurances shall, without prejudice to the right of the Lessor, approve the form and terms and conditions thereof:

13.14.1	if in accordance with best industry practise, contain a ‘‘cut-through’’ clause in terms satisfactory to the Lessor; and

13.14.2	provide for payment to be made notwithstanding:

13.14.2.1	any bankruptcy, insolvency, liquidation or dissolution of any of the primary insurers; and/or

13.14.2.2	that the primary insurers have made no payment under the primary insurance policies.

13.15	AVN 67B application

Subject to the second paragraph of this clause 13.15, the Lessor and the Lessee acknowledge that the endorsements required by this clause 13 generally conform to the endorsement known as AVN67B. The Lessor hereby agrees that if and to the extent AVN67B remains a generally accepted form of endorsement in the international aircraft finance industry, the AVN67B form of endorsement shall be deemed to satisfy the corresponding provisions of this clause 13 and, to the extent any provision of this clause 13 is inconsistent with the AVN67B endorsement, such inconsistent provision shall be deemed amended to conform to the corresponding requirements of AVN67B. If and to the extent that changes in AVN67B (or any amendment or successor to AVN67B) become generally available in the international insurance market on commercially reasonably terms during the Lease Period, the Lessee agrees to cause its insurers to incorporate such changes in its policies as may be reasonably requested by the Lessor; provided, however, no such change shall adversely affect the rights and obligations of the Lessee, Owner, Lenders or Lessor hereunder.

If AVN67B is applied, the parties agree that such shall be amended in order to provide the Lessor with such cover as had the Lessor not itself operated and maintained the Aircraft, including, without limitation, by omitting ‘‘repairer’’ in clause 2.3 and omitting clause 3.3 in its entirety, in each case from the standard AVN67B form (in its current form).

14	REQUISITION AND DEPRIVATION OF POSSESSION

14.1	Requisition of hire or use

If the Aircraft is requisitioned for hire or use by or under authority of any governmental or other authority (including in the State of Registration) occurs the Lessee shall, as soon as may be reasonably practicable after the end of the period for which it is so requisitioned for hire or use or, as the case may be, after recovery of possession of the Aircraft, cause it to be in all respects put into the condition required by the Lease, save when the Lessee or its insurers has paid an amount equivalent to the Agreed Aircraft Value to the Lessor in accordance with clause 15.1.

14.2	Requisition proceeds, requisition for hire

Subject to no Event of Default having occurred and is continuing, the Lessee shall be entitled to receive and retain all Requisition Proceeds in respect of a requisition for hire provided that,

notwithstanding the foregoing, if for any reason the Lessor receives any such Requisition Proceeds the Lessor shall be entitled to apply the same to meet any payments due and payable by the Lessee hereunder before accounting to the Lessee for the balance of such Requisition Proceeds.

14.3	Requisition proceeds, requisition for title

The Lessee shall take all steps necessary to ensure that Requisition Proceeds arising on a requisition of title shall be paid to the Lessor or as it may direct. All Requisition Proceeds so received by the Lessor or its nominee shall be applied by the Lessor in satisfaction pro tanto of the Lessee’s obligations hereunder and any surplus then held by the Lessor shall be paid to or for the account of the Lessee provided no Event of Default shall have occurred and be continuing.

15	TOTAL LOSS

15.1	Occurrence of Total Loss

If a Total Loss occurs after the Delivery Date, Lessee shall pay the Agreed Aircraft Value to the Lessor or the Lenders (as the case may be) on or prior to the earlier of (i) 30 days after the date of occurrence of the Total Loss and (ii) the date of receipt of insurance proceeds in respect of that Total Loss.

15.2	Transfer of title following Total Loss

Subject to the rights of any insurers and reinsurers or other third party, upon irrevocable payment in full to the Lessor of the Agreed Aircraft Value and all other amounts which may be or become payable to the Lessor under the Lease, the Lessor shall, or shall procure that the Owner shall, without recourse or warranty (except as to freedom from Permitted Liens as set forth in paragraph (d) of the definition thereof in clause 1.1) transfer to the Lessee or shall procure that the Owner transfers to the Lessee all of the Owner’s rights to the Aircraft, on an as-is where-is basis, and shall at the Lessee's expense, execute and deliver or shall procure that the Owner executes and delivers such bills of sale and other documents and instruments as the Lessee may reasonably request to evidence (on the public record or otherwise) such transfer, free and clear of all rights of the Lessor, Owner and Lenders. Lessee shall indemnify Lessor and Owner for all fees, expenses and Taxes incurred by Lessor or Owner in connection with any such transfer.

15.3	Total loss not involving airframe

Upon the occurrence of an event similar to such set forth in the definition of Total Loss in clause 1.1 in relation to;

(i)	any Engine not installed on the Airframe or

(ii)	an Engine installed on the Airframe not involving a Total Loss of the Airframe or

(iii)	any Component not installed or not involving the Total Loss of the Airframe,

the Lessee shall give the Lessor prompt written notice thereof and the Lessee shall pay for the replacement of such Engine or Component as soon as reasonably possible in accordance with clause 8.5.2.

16	REDELIVERY OF THE AIRCRAFT

16.1	Redelivery

At the expiry or earlier termination of the Lease Period, the Aircraft shall be redelivered to the Lessor at the Redelivery Location or such other location as may be agreed between the Lessor and the Lessee, comply with the Redelivery Condition Requirements, have no open or deferred items, comply with all other terms and conditions of the Lease and have all Aircraft Documents duly maintained in the English language.

Upon redelivery of the Aircraft, the Lessee shall provide to the Lessor all reasonable assistance, and shall execute and deliver to the Lessor all documents which the Lessor may reasonably require in order to enable the Lessor to export the Aircraft from the State of Registration and register the Aircraft on the register of the country to which the Aircraft is to be exported and otherwise to satisfy the requirements of the relevant civil aviation authority.

16.2	Pre-redelivery procedure

After completion of the Redelivery Check the Aircraft may be flown only in connection with redelivery/acceptance flights and necessary ferry flights to and from the workshop performing the Redelivery Check. Save for the Lessor’s payment of the C-Check Costs, the remaining costs of such Redelivery Check and of all other work necessary to get the Aircraft into the condition required by the Lease at the time of redelivery to the Lessor, ordinary wear and tear excepted, shall be borne by the Lessee. All such work shall take place prior to redelivery. During the Redelivery Check, the Lessee shall, at its own expense, make the Aircraft and all records relating to the Aircraft available to the Lessor for inspection in order to verify that the condition of the Aircraft complies with the provisions of the Lease. The period allowed for the inspection shall be of sufficient duration so as to permit the Lessor to:

(1)	inspect the structure, Engines, Components, equipment and accessories of the Aircraft;

(2)	inspect the Engines after the performance of the Test Flight Procedure, including (i) a complete video borescope inspection of (x) the low pressure and high pressure compressors and (y) turbine area, including combusters and (ii) engine condition runs including full take-off power engine run-up undertaken in accordance with the performance test in the Manufacturer’s maintenance manual (with the Engines not exceeding corrected limits for all parameters using temperature corrected charts and power assurance runs);

(3)	effect a complete video boroscope inspection of the APU; and

(4)	inspect the Aircraft Documents and all records relating to the Aircraft.

Furthermore, Lessee acknowledges that the next operator of the Aircraft will need to inspect the Aircraft, the Engines and the Aircraft Documents prior to redelivery and Lessee hereby agrees to cooperate with Lessor and/or such next operator in order to coordinate and grant access for inspections and/or meetings as necessary (with the inspections being timed wherever practicable, to minimise disruption to the scheduled maintenance and operation of the Aircraft). In this connection, the Lessor shall use employees, subcontractors or agents of Lessor or an affiliate of Lessor (a ‘‘Lessor Inspector’’) to carry out an initial visit and inspection for the purpose of gathering and copying information normally requested by inspectors and providing such to prospective next operators, so as to minimise the demands on Lessee/Permitted Sub-Lessee time. If it is necessary for an inspector of any prospective next operator to visit and inspect the Aircraft such inspector shall be accompanied by a Lessor Inspector who shall assist Lessee’s/Permitted Sub-Lessee's personnel during such an inspection visit. Lessee shall be entitled to obscure commercially sensitive confidential information.

16.3	Redelivery flight

The Lessee shall perform a redelivery flight for the Lessor of up to 90 minutes airborne time at the Lessee’s expense during which the Test Flight Procedure shall be performed. If agreed by the Lessor, the redelivery flight may be conducted en-route. The Lessor shall be allowed two of its qualified representatives on board the Aircraft during such redelivery flight.

16.4	Non-compliance

To the extent that, upon the inspection set out in clause 16.2 and the redelivery flight set out in clause 16.3, the condition of the Aircraft and Aircraft Documents does not comply with the provisions hereof rectification will need to be carried out as soon as possible. The Lessor may, in its discretion and at the expense of the Lessee, choose to carry out any such rectification itself. In the event that such rectification extends beyond the end of the Lease Period and provided that, unless and until such rectification is effected, the Lessor would not be able to immediately put the Aircraft into commercial operation in the required redelivery configuration, the Lease Period shall, at the option of the Lessor, be extended and the provisions of the Lease shall remain in force until such rectification has been completed; provided however, that the Lessor shall have the right, after the end of the Lease Period, to take possession of the Aircraft and demand compensation for direct and documented costs incurred by the Lessor in connection with such repossession and in connection with putting the Aircraft and Aircraft Documents in the condition required by the Lease.

16.5	Redelivery certificate

Upon redelivery and provided that neither the inspection carried out pursuant to clause 16.2, nor the redelivery flight referred to in clause 16.3 has revealed that the condition of the Aircraft does not comply with the provisions of the Lease to the extent that upon redelivery the Lessor would not be able immediately to put the Aircraft into commercial operation, the Lessor shall sign a Redelivery Certificate. In a schedule to the Redelivery Certificate, the Lessee and the Lessor shall list any defect not caused by the gross negligence of the Lessor which is to be rectified after the redelivery flight, the cost of which shall be for the account of the Lessee. Both parties shall evidence their agreement thereto by signing such schedule. After completion of the redelivery flight, the cost of any fuel remaining onboard the Aircraft, in excess of the fuel onboard the Aircraft on the Delivery Date, shall be reimbursed to the Lessee by the Lessor and any amount of fuel less than the amount onboard the Aircraft on the Delivery Date shall be reimbursed by the Lessee to the Lessor.

16.6	Disputes regarding aircraft condition

In the event of any dispute between the Lessor and the Lessee as to the condition on redelivery of any Engine, the parties hereto agree to refer such dispute to an independent engineer nominated by the relevant Manufacturer (who shall act as an expert and not as an arbitrator) and whose findings shall be conclusive and binding on the parties hereto. The costs and expenses of such independent engineer shall be borne by the unsuccessful party to such dispute.

16.7	Modifications

The Lessee may in accordance with clause 8.5.6, prior to redelivery, remove any alterations, modifications or additions to the Aircraft (other than those which may be required for the Aircraft to meet the Redelivery Condition Requirements), at the Lessee’s expense and down time, provided that, if the Lessor wishes to retain any such alterations, modifications or additions, the Lessor and the Lessee shall negotiate in order to agree a reasonable price to be paid by the Lessor to the Lessee upon redelivery in respect thereof.

17	INDEMNITIES

17.1	Loss or damage to aircraft

The Lessee hereby undertakes to indemnify and hold the Owner, Lenders and Lessor harmless from and against any and all loss of or damage to the Aircraft during the Lease Period and agrees, irrespective of the reason for such loss or damage, except where payment is made by the insurers, to pay to the Lessor any amount necessary to reinstate, repair or replace as soon as practicable the relevant part(s) of the Aircraft so that the same is in as good an operating condition as it was on the Delivery Date (assuming that the same complied with the requirements of the Lease) and the terms and conditions of the Lease shall remain in full force and effect. The indemnification obligation on the Lessee in this clause 17.1 shall not apply to loss of or damage to the Aircraft that are attributable to the gross negligence or wilful misconduct of the Owner, Lenders or Lessor.

17.2	Losses deriving from the Lease

The Lessee hereby undertakes to indemnify and hold harmless the Owner, Lessor and Lenders and their respective successors, assigns and shareholders, officers, agents and employees (each an ‘‘lndemnitee’’ and collectively the ‘‘lndemnitees’’) from and against any and all claims, actions, damages, losses, costs, charges, expenses, or payments caused by or arising out of or related, in whole or in part, directly or indirectly to the operation, maintenance, condition, possession, registration, import, control, modification, replacement, delivery, re-delivery, or sale or use of the Aircraft under the Lease, the Sub-Lease Agreement, the Security Documents and any other relevant documents at any time from the Delivery Date up to re-delivery of the Aircraft and agrees to defend or, with the prior written consent of the Lessor, to settle, any action or proceeding in respect of any such claim. The Lessor agrees that it shall, at the Lessee’s expense, provide all assistance reasonably requested by the Lessee in defending any such action or proceeding. If the Lessee fails so to defend or settle any such action or proceeding, the Lessee hereby undertakes to indemnify and hold harmless the Indemnitees from and against all costs, legal fees, expenses and liabilities occurred in and in relation to such claims, the investigation thereof and the defence of any such action or proceeding. The indemnification obligation on the Lessee in this clause 17.2 shall not apply to claims, actions, damages, losses, costs, charges, expenses or payments hereunder against an Indemnitee if such are attributable to the gross negligence or wilful misconduct of such Indemnitee.

17.3	Losses deriving from default

The Lessee hereby undertakes to indemnify and hold harmless the Lessor from and against all costs, losses and expenses, including reasonable legal fees, incurred by it in connection with (i) the occurrence of any Event of Default, (ii) delivery and acceptance of the Aircraft not taking place on the Scheduled Delivery Date by reason of the non-fulfilment of any of the conditions precedent applicable to the Lessee, (iii) any action brought by the Lessor to recover any amount due and unpaid hereunder or to recover possession of the Aircraft, whether such action progresses to judgement or not or (iv) preventing or attempting to prevent the arrest, confiscation, seizure, impounding, forfeiture or detention of the Aircraft or securing the release of the same.

17.4	Continued insurance coverage

With respect to the Lessee’s liability under the indemnity set out in clause 17.2, the Lessee shall ensure that the Indemnitees are covered by the Lessee’s or Permitted Sub-Lessee’s general liability insurance after the expiry or earlier termination of the Lease Period or, if the Lessee ceases to operate aircraft, to effect and maintain insurance with respect to such liability in any event for such period as the Lessor may reasonably request (but not exceeding more than 2 years or the next Airframe Structural Check which is due, whichever comes first), which provides for each Indemnitee to be named as additional insured. The Lessee’s obligation in this clause 17.4 shall not be affected by the Lessee ceasing to be lessee of the Aircraft and/or any of the Indemnitees ceasing to have any interest in respect of the Aircraft.

17.5	Indemnity survival

The indemnity given in this clause 17 shall survive the termination of the Lease Period with respect to any claims or cause of action arising out of any event occurring on or prior to redelivery of the Aircraft irrespective of whether such claim is raised during such period or thereafter.

18	DEFAULT

18.1	Events of Default

Each of the following events shall constitute an Event of Default:

18.1.1	the Lessee fails to pay any sum due and payable by it under the Lease or any Security Document on the due date thereof and such failure has not been remedied with *** from receipt of notice of such payment failure, or, in the case of sums payable on demand, within *** of demand;

18.1.2	any default by the Lessee or the Permitted Sub-Lessee under the Security Documents;

18.1.3	any default by the Lessee under the Sub-Lease Agreement, except if remedied within any applicable grace periods;

18.1.4	if applicable, the Lessee fails to ensure that the Deposit is, at all times during the entire Lease Period, in an amount as referred to in the definition of ‘‘Deposit’’ notwithstanding that the Lessor may have applied the Deposit, or part thereof, in making good any amount or amounts owed by the Lessee under the Lease in accordance with clause 6.2.1;

18.1.5	if applicable, the Lessee fails to ensure that the Letter of Credit provides, at all times during the entire Lease Period, the Lessor with full security in the amount referred to in the definition of ‘‘Letter of Credit’’ notwithstanding that the Lessor has drawn against the Letter of Credit in making good any amount or amounts owed by the Lessee under the Lease in accordance with clause 6.2.2;

18.1.6	the Lessee or the Permitted Sub-Lessee fails to obtain or maintain the Insurances for any reason or if any insurer in respect of the Insurances cancels the Insurances or disclaims liability for any reason;

18.1.7	the Lessee or the Permitted Sub-Lessee sub-leases or otherwise parts with possession of the Aircraft (save as expressly authorised hereunder) without the prior written consent of the Lessor;

18.1.8	any representation, warranty or statement made or deemed to be made by or on behalf of the Lessee herein or otherwise in connection with the Lease or the Security Documents or in any certificate, statement, notice, opinion or other document given, made or furnished to the Lessor pursuant to or in connection herewith proves to be untrue or incorrect (as at the date when, or when deemed to have been, given, made, furnished or entered into) in any material respect or any condition, event or circumstance shall occur or exist as a result of which if any of such representations, warranties or statements had been repeated immediately thereafter by reference to the facts and circumstances existing at the time of such repetition, such representation, warranty or statement would not be true and correct in any material respect, provided, however, that if such event has not been caused by the Lessee’s gross negligence or wilful misconduct then the Lessee shall be permitted fifteen (15) days (from receipt of a written or facsimiled advice of such breach from the Lessor) to correct such event;

18.1.9	if any consent, approval, order, authorisation, registration or filing required to authorise, or required in connection with, the execution, legality, validity, enforceability or admissibility in evidence of the Lease, the Sub-Lease Agreement or the Security Documents, or the performance by the Lessee or the Permitted Sub-Lessee of any of their respective obligations hereunder or thereunder is modified in a manner materially prejudicial to the Owner, Lessor or Lenders or is not granted or is revoked, withdrawn or terminated or expires and is not renewed or otherwise ceases to be in full force and effect;

18.1.10	if the Lessee shall repudiate the Lease or any of the Security Documents or do or cause or permit to be done any act or thing evidencing an intention to repudiate any of those;

18.1.11	if an event of default or termination event, howsoever described, occurs under the Other Leases or under any other material agreement between (i) the Lessee or any of its Subsidiaries and (ii) the Lessor or any of its Subsidiaries or any company of which the Lessor is a Subsidiary, in each case, except if remedied within any applicable grace periods or, if no such grace period, 5 Business Days after receipt of notice by the Lessee from the Lessor;

18.1.12	any Indebtedness of the Lessee in excess of USD *** becomes due or is declared due prior to the date it would otherwise have become due and is not paid on the due date and has not been remedied within 10 Business Days;

18.1.13	if an event of default (or equivalent) is duly declared by the relevant lessor under any other aircraft lease agreements, entered into by the Lessee which has not been remedied within 10 Business Days;

18.1.14	a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon, or issued against, a material portion of the assets of the Lessee;

18.1.15	the Lessee suspends, or threatens to suspend, payment of its debts or is unable, or is deemed by an appropriate authority or in accordance with applicable law to be unable, to pay its debts or admits in writing its inability to pay its debts as they fall due or a general moratorium is imposed on the payment of any debts of the Lessee or the Lessee or enters into negotiations with one or more of its creditors with a view to the general readjustment or rescheduling of any of its debts or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors or proceedings with respect to the Lessee are commenced under applicable law relating to reconstruction or readjustment of debts;

18.1.16	the Lessee takes any action or any legal proceedings are commenced and are not discharged, dismissed or stayed within fifteen (15) days or other steps taken for (i) the Lessee to be adjudicated or found bankrupt or insolvent, (ii) the winding-up or dissolution of the or (iii) the appointment of a liquidator, trustee, receiver, administrator, administrative receiver or similar officer of the Lessee or the whole or any part of its assets; or

18.1.17	to the extent not due to the act or omission of the Owner or Lessor, the Aircraft is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim, or otherwise taken from the possession of the Lessee or the Sub-Lessee, and the Lessee fails to procure the release of the Aircraft as soon as possible and in no event later than within five (5) Business Days;

18.1.18	the Lessee defaults in the due performance or observance of any of its covenants, undertakings or obligations under the Lease and the Security Documents (save for such covenants, undertakings or obligations where non-compliance constitutes an Event of Default pursuant to the foregoing provisions of this clause 18.1) and, if such default is capable of remedy, the Lessee fails to remedy such default to the satisfaction of the Lessor within a period of fifteen (15) Business Days after receipt by the Lessee of notice from the Lessor requiring the same to be remedied; and

18.1.19	***

18.2	Following an Event of Default

At any time after the occurrence of an Event of Default the Lessor may, with or without notice to the Lessee:

18.2.1	for the Lessee’s account, do anything which may reasonably be required to remedy such Event of Default and recover from the Lessee all costs and expenses incurred in so doing;

18.2.2	enforce its rights under the Security Documents;

18.2.3	proceed by appropriate court action to seek an order for immediate and final repossession of the Aircraft and to export the Aircraft or an order to otherwise enforce performance by the Lessee of the applicable covenants and provisions of the Lease or to recover damages for the breach thereof;

18.2.4	treat the occurrence of the Event of Default as a repudiation by the Lessee of the Lease and immediately terminate the Lease Period whereupon the same shall be deemed automatically and immediately terminated by

18.2.4.1	the retaking of possession of the Aircraft and the Lessee agrees that the Lessor or its representatives or agents may for this purpose enter upon any premises belonging to or in the occupation or under the control of the Lessee where the Aircraft may be located or cause the same to be redelivered to the Lessor at such location as the Lessor may require and the Lessor shall be entitled to act as attorney for the Lessee in causing such redelivery or in directing pilots to fly the Aircraft to the required location for redelivery thereof to the Lessor and shall have all the powers and authorisation legally necessary for taking such action. In the event of exercise by the Lessor of its powers under this clause 18.2.4.1 such termination shall be deemed to take effect on the taking of possession by the Lessor at the required location; or

18.2.4.2	serving notice of such termination on the Lessee specifying the occurrence which is giving rise to such Event of Default.

18.3	After termination due to Event of Default

Following termination of the Lease Period, the Lessee shall redeliver possession of the Aircraft to the Lessor at such location as the Lessor may require and otherwise in accordance with the requirements of clause 16. Upon such termination, all rights of the Lessee hereunder shall henceforth absolutely cease and terminate but without prejudice to the Lessee’s obligations under the Lease all of which shall continue in full force and effect and the Owner and/or Lessor shall be entitled to sell or otherwise deal with the Aircraft as if the Lease had never been made.

18.4	Cumulative rights

No remedy referred to in this clause 18 is exclusive, but each remedy shall be cumulative and in addition to any other remedy referred to herein or otherwise available to the Lessor. The exercise or partial exercise by the Lessor of any of its remedies hereunder shall not preclude any other or further exercise thereof or the exercise by the Lessor of any one or more of such other remedies. No failure or delay of the Lessor in exercising any right hereunder shall operate as waiver thereof or of any one or more of such other remedies.

18.5	Claim following Event of Default

***

19	REPRESENTATIONS AND WARRANTIES

19.1	Lessee representations

Lessee makes the representations and warranties set out in below. Lessee understands that these statements must be true, both when the Lease is signed and on the Delivery Date.

19.1.1	Status: It has been properly formed as a company with limited liability and has since been maintained according to all laws and regulations applicable to the Lessee.

19.1.2	Non-Conflict: In entering into the Lease and carrying out its obligations, it does not contravene or breach any law or regulation applicable to Lessee.

19.1.3	Power and Authority: It has the authorisations it needs to enter into the Lease and to carry out its obligations, and it has the power to enter into the Lease, the Sub-Lease Agreement and the Security Documents.

19.1.4	Legal Validity: Its obligations under the Lease, the Sub-Lease Agreement and the Security Documents are legal, valid and binding.

19.1.5	No Event of Default: No Event of Default has occurred and is continuing or would occur because of delivery of the Aircraft under the Lease.

19.2	Lessor representations

Lessor makes the representations and warranties set out in below. Lessor understands that these statements must be true, both when the Lease is signed and on the Delivery Date.

19.2.1	Status: It has been properly formed as a company with limited liability and has since been maintained according to all laws and regulations applicable to the Lessor.

19.2.2	Non-Conflict: In entering into the Lease and carrying out its obligations, it does not contravene or breach any law or regulation applicable to the Lessor.

19.2.3	Power and Authority: It has the authorisations it needs to enter into the Lease and to carry out its obligations.

19.2.4	Legal Validity: Its obligations under the Lease are legal, valid and binding.

20	COMPLETE AGREEMENT

20.1	Complete agreement

All prior negotiations between the Lessor and the Lessee are merged into the terms of the Lease, and the Lease supersedes all preceding correspondence, arrangements and stipulations between the parties concerning the subject matter hereof and can be amended only by written instrument signed by both parties.

21	NOTICES

21.1	Notices

All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made:

(a)	if delivered by hand, at the time of delivery;

(b)	if given or made, by facsimile, when sent and addressed and upon receipt of identifying answer back as follows:

(i)	if to the Lessor to:

Maersk Aircraft A/S
Copenhagen Airport South
DK-2791 Dragoer

Denmark

Telefax no. +45 32 31 44 95
Attention: The President

(ii)	if to the Lessee to:

Sterling Airlines A/S
Copenhagen AirportSouth
DK-2791 Dragoer
Denmark

Telefax no. +45 32 89 07 32
Attention: The President

or such other addresses as the Lessor or the Lessee may from time to time specify in writing to the other party.

22	ASSIGNMENT

22.1	Lessee no assignment

The Lease shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns provided that the Lessee may not assign any of its rights or transfer or purport to transfer any of its obligations hereunder.

22.2	Lessor assignment

The Lessor shall be entitled to assign any of its rights and benefits in and over the Aircraft and under the Lease and the Security Documents as security.

Furthermore, the Lessor shall be entitled to assign, without the Lessee’s consent, all its rights and obligations under this Lease and the Security Documents, provided that (i) the assignee shall be a internationally reputable company, (ii) no such assignment shall give rise to any obligation on the part of the Lessee to make any payment which it would not have been required to make had the Lessor not effected such assignment, (iii) such assignment shall be registered in all registries and agencies in the State of Registration as may be required by applicable law and (iv) the assignment shall not interfere with the quiet enjoyment of the Lessee.

23	APPLICABLE LAW AND JURISDICTION

23.1	Governing law

The Lease is governed by and shall be construed in accordance with the Governing Law.

23.2	Jurisdiction

For the benefit of the Lessor, the Lessee irrevocably agrees that any legal action or proceedings arising out of or in connection with the Lease against the Lessee or any of its assets may be brought before the Maritime and Commercial Court of Copenhagen (‘‘Sø- og Handelsretten i København’’), Denmark, which shall have jurisdiction to settle any disputes arising out of or in connection with the Lease and irrevocably and unconditionally submits to the jurisdiction of the Danish courts. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the rights of the Lessor to take proceedings against the Lessee in the courts of any other competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The Lessee irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any court and any claim it may now or hereafter have that any action or proceeding has been brought in an inconvenient forum. Each of the Lessor and the Lessee agrees that only the Maritime and Commercial Court of Copenhagen, Denmark and no other courts shall have jurisdiction to determine any claim which the Lessee may have against the Lessor arising out of or in any way connected with the Lease .

23.3	No immunity

The Lessee agrees that in any legal action or proceedings against it or its assets in connection with the Lease and/or the Security Documents no immunity from such legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) shall be claimed by or on behalf of the Lessee or with respect to its assets, irrevocably waives any such right of immunity which it or its assets now have or may hereafter acquire or which may be attributed to it or its assets and consents generally in respect of any such legal action or proceedings to the giving of any relief or the issue of any process in connection with such action or proceedings including, without limitation, the making, enforcement or execution against any property whatsoever, (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceedings.

24	COSTS

24.1	Costs

The Lessor shall prepare lease agreement documentation and be responsible for its own review (including legal expenses). The Lessee shall be responsible for its review (including legal expenses) and shall pay all its expenses associated with the transaction and any costs which may result from registration, including registration of the Aircraft with the Aviation Authority, and other public transactions which may be advisable or necessary to complete from time to time to protect the ownership interests and the interests of the Owner, Lessor and Lenders in the Aircraft.

25	TIME OF THE ESSENCE

25.1	Time of the essence

Time shall be of the essence in relation to the performance by the Lessee of all of its obligations hereunder, subject to any grace periods expressly agreed by the Lessor.

26	RIGHTS OF THIRD PARTIES

26.1	No third party rights

No term of the Lease is enforceable by a person who is not party to the Lease.

27	EXECUTION PAGE

IN WITNESS WHEREOF this Aircraft Lease Agreement has been duly executed by the duly authorised representatives of the parties hereto on the date first above written.

27.1	Maersk Aircraft A/S

By:	/s/ Gert Weisenstein

Its:	Attorney-in-fact

Name:	Gert Weisenstein

27.2	Sterling Airlines A/S

By:	/s/ Richard O. Richardsson, as attorney-in-fact	/s/ Knud K. Pedersen
Its:	for Almar Orn Hilmarsson, its CEO	VP, COO
Name:	Richard O. Richardsson	Knud K. Pedersen

Annex A

Form of Delivery Acceptance Certificate

         September 2005

Maersk Aircraft A/S
Copenhagen Airport South
DK-2791 Dragoer
Denmark

This Acceptance Certificate is executed and delivered pursuant a specific aircraft lease agreement dated          September 2005 between Maersk Aircraft A/S as lessor and Sterling Airlines A/S as lessee (the ‘‘Agreement’’). Words and expressions defined in the Agreement shall, except where the context otherwise requires, have the same respective meanings when used in this Acceptance Certificate.

The Lessee hereby irrevocably and unconditionally confirms and agrees that:-

(a)	on the date hereof at and at hours (local) the Aircraft more particularly described in schedule 1 hereto was delivered to and irrevocably and unconditionally accepted by the Lessee, the Lease Period has commenced and henceforward the Aircraft shall be subject to the terms and conditions of the Agreement;

(b)	subject to the defects referred to in schedule 2 (including the damage chart) and schedule 3 hereto, the Aircraft complies fully with the requirements of the Agreement and is fully satisfactory to the Lessee;

(c)	the representations and warranties set forth in clause 19.1 of the Agreement are true, accurate and fully observed as if the same had been made and given on and as of the date hereof with respect to the facts and circumstances existing as at the date hereof;

(d)	no Event of Default has occurred and is continuing.

Schedule 1 to Annex A, description of Aircraft

One (1) Boeing B737-700 aircraft and two (2) CFM56-7B22 aircraft engines:-

Airframe Serial No.	Engine Serial Nos.
28010	874956
874957

Fuel Status:        Kilos/lbs                      ; and

ACCEPTANCE DETAILS:

AIRFRAME	DATE	FLIGHT HOURS		CYCLES
		SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH

LANDING GEAR	P/N	S/N	FLIGHT HOURS		CYCLES
			SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH
Left Gear
Right Gear
Nose Gear

ENGINES	TYPE	S/N	FLIGHT HOURS		CYCLES
			SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH
LH Engine
RH Engine

AUXILIARY POWER UNIT	P/N	S/N	APU HOURS		AIRFRAME HOURS
			SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH

Interior	Equipment:

LOPA – attached   ______________________

Emergency drawing – attached   ______________________

Schedule 2 to Annex A, damage chart

Schedule 3 to Annex A, cosmetic damage chart

Signed for and on behalf of the Lessee

By:

Annex B

Aircraft Specification

One (1) Boeing B737-700 aircraft, airframe manufacturer’s serial number 28010 with two (2) installed CFM56-7B22 aircraft engines, engine manufacturer’s serial numbers 874956 and 874957.

The Aircraft shall comply with Boeing Detailed Specification D6-38808-2, revision D as modified from time to time to reflect changes as a result of selected optional features, service bulletins, modifications and Airworthiness Directives.

Annex C

Aircraft Documents

The following documentation and technical records and publications shall be delivered/redelivered with the Aircraft:

A.	Certificates

–	Certificate of Airworthiness

–	Certificate of Registration

–	Noise Certificate

–	Radio License

B.    Aircraft Status Records

–	Technical Log Book

–	Airframe Log Book (if applicable)

–	Aircraft Modification Log Book (if applicable)

–	Aircraft current Time & Cycles, with daily utilization reports (Master Time Log)

–	Aircraft maintenance Inspection and Status Report, including time – to–go and last compliance times

–	Airworthiness Directive Status and Summary Report (terminated and repetitive) for airframe, engines, components and appliances

–	Manufacturer’s Service Bulletin Status and Summary Report

–	Local Modification Status and Summary Report

–	Current Weighing Report, including current Operational Weights

–	Damage Chart

–	Accident and Incident report

–	Service Difficulty report

–	List of Deferred Maintenance Items and Repetitive Inspections resulting from known aircraft or engine defects

C.	Aircraft Maintenance Records

–	Test Flight Reports

–	Last two Boeing C-Check performed (or the equivalent) including complete cycle of all lower level maintenance checks and last lower level maintenance check

–	Original Work Cards for all historical major maintenance work packages (Including C and D-check)

–	All Time Controlled Inspection Maintenance Records

D.	Aircraft History Records

–	Aircraft Structural Repair History for all structural repairs including FAA Form 8110-3 and FAA Form 337 where repairs outside SRM

–	Major Repair and Alteration Records

–    Aircraft Paint-Strip History including Balancing Reports for flying control surfaces

–	Airworthiness Directive Records and Compliance Documentation for airframe, components and appliances (dirty fingerprints)

–	Modification Records Manufacturer’s Service Bulletins and method of compliance (dirty fingerprints)

–	Local Modification Records including Engineering Orders with Substantiating Data and EASA approval for Major Modifications (dirty fingerprints)

–	Life Limited Parts Status (compliance data and time due off) including traceability to origin and manufacture (dirty fingerprints)

–	Flight Logs since new

E.	Engine Records (for each engine)

–	Log books

–	Overhaul and Repair Documents for all shop visit (dirty fingerprints)

–	Life Limited Parts Status (compliance data and time due off) including traceability to origin and manufacture (dirty fingerprints)

–	Engine Disk Sheet

–	Engine Data Submittal Sheet

–	Current (last) Test Cell Report

–	Airworthiness Directive Records and Compliance Documentation (dirty fingerprints)

–	Modification Records Manufacturer’s Service Bulletins and method of compliance (dirty fingerprints)

–	Borescope Inspection Reports

–	Engine Trend Monitoring Reports (take-off and cruise data)

F.	APU Records

–	Log Book (updated with time and method of determination the time)

–	Overhaul and Repair Documents for all shop visit (dirty fingerprints)

–	Life Limited Parts Status (if applicable) including traceability to origin and manufacture (dirty fingerprints)

–	Modification Records Manufacturer’s Service Bulletins and method of compliance (dirty fingerprints)

–	Current (last) Test Cell Report

–	Borescope Inspection Reports

G.	Component Records (including Components installed Engines and APU)

–	Component Status Report (component fitted listing showing part number, serial number, position, time since new, time since overhaul, cycles since new, cycle since overhaul and time due off)

–	Component Documentation including serviceable tags (EASA/JAA Form 1, FAA Form 8130-3), shop visit reports and back-up documentation (traceability to origin and manufacture/last overhaul as applicable for all life limited components) for components replaced since delivery from Boeing

H.	Manuals

–    1    Airplane Flight Manual

–    1    Manufacturer’s Flight Crew Operating Manual

–    2    Quick Reference Handbook

–    1    Master Minimum Equipment List

–    1    Weight and Balance Manual including Supplement

–    1    Wiring Diagram manual

–    1    Illustrated Parts Catalog

–    1    Aircraft Maintenance Manual

–    1    Aircraft System Schematics Manual

–    1    Fault Isolation manual (FIM)

–    1    Structural Repair Manual

–    1    Boeing Maintenance Planning Document

–    1    Boeing Aircraft Detailed Specification

–    1    Vendor Manual Seats

–    1    Vendor Manual Galleys

–    1    Vendor Manual Ovens

–    1    Vendor Manual Water boilers

I.    Miscellaneous Technical Documents

–    Maintenance Program Specification/Requirements

–    Certified (FAA, JAA or EASA approved) Interior Configuration Drawing (LOPA)

–    Certified Emergency Equipment Drawing (FAA, JAA or EASA approved)

–    Copy of STC’s (if applicable)

–    Current Compass Swing Report

–    Boeing Interior Specification

–    Electrical Load Analysis Report

J.    Delivery Documentation ex Boeing

–    Manufacturers Delivery Documents

–	Export Certificate of Airworthiness issued following manufacture in respect of the Airframe and Engines

–    Aircraft Readiness Log

–    Landing Gear Log (if applicable)

–    Rigging Brochure

–    Miscellaneous Brochure

–    Fuel Measuring Brochure

–    Boeing Weighing Report

–    Boeing Production Test Flight Report(s)

–    Boeing PRR Listing

–    Health Certificate

–    Original FAA Airworthiness Directive Compliance List

–    CFMI Engine Data Submittal Booklet for each Engine

Annex D

Conditions Precedent Requirement

PART I

1.	Preliminary Conditions

Lessor shall receive from the Lessee, not later than two Business Days prior to the Scheduled Delivery Date, each of the following, satisfactory in form and substance to Lessor:

a.	Opinions: If the State of Registration or State of Incorporation is not Denmark, evidence that legal opinions, satisfactory to the Lessor, will be issued on the Delivery Date by independent legal counsel acceptable to Lessor from the jurisdiction of the State of Registration and/or State of Incorporation as the Lessor shall reasonably require and relating to the Lease, the Security Documents, the Sub-Lease Agreement, execution, enforcement, perfection, security, repossession and tax issues;

b.	Letter of Credit: If applicable, a draft Letter of Credit.

c.	Signatory evidence: Evidence that the persons having executed or shall execute the Lease, the Security Documents, the Sub-Lease Agreement and any other documents and agreements relative thereto were and are duly authorised to do so on behalf of the party to such document or agreement (save for the Lessor and the Owner).

d.	Corporate documents: Certified copies of the Lessee’s articles of association.

e.	Insurances: Draft certificates of insurance with required endorsement and other evidence satisfactory to the Lessor that Lessee or the Permitted Sub-Lessee is taking the required steps to ensure due compliance with the provisions of the Lease as to Insurances with effect on and after the Delivery Date

f.	Approvals: Evidence of the issue of each approval, license and consent which may be required in relation to, or in connection with the performance by Lessee of any of its obligations under the Lease.

g.	Licenses: copies of the Lessee's and Permitted Sub-Lessee’s air transport license, air operator's certificates and all other licenses, certificates and permits required by the Lessee and the Permitted Sub-Lessee in relation to, or in connection with, the operation of the Aircraft;

h.	Air Traffic Control: A letter from the Lessee and the Permitted Sub-Lessee in the form of Annex H;

i.	Deregistration power of attorney: A deregistration power of attorney from the Lessee and the Permitted Sublessee in the form of Annex J.

j.	General: Such other documents as the Lessor may reasonably require.

2.	Final Conditions

The Lessor shall receive on or before the Delivery Date each of the following:

a.	Acceptance Certificate: The Acceptance Certificate, dated and fully completed, and executed by Lessor and Lessee;

b.	Opinions: The signed original of each of the legal opinions referred to above and dated on the Delivery Date;

c.	Payments: All sums due to the Lessor under the Lease on or before the Delivery Date including the first payment of Rent and Deposit (if applicable);

d.	Letter of Credit: The Letter of Credit (if applicable):

e.	Insurances: Certificates of insurance with required endorsement and other evidence satisfactory to the Lessor that Lessee or the Permitted Sub-Lessee is taking the required steps to ensure due compliance with the provisions of the Lease as to Insurances with effect on and after the Delivery Date;

f.	Security Documents: The Security Documents;

g.	Filings: evidence that on the Delivery Date all filings, registrations, recordings and other actions have been or will be taken which are necessary or advisable to ensure the validity, effectiveness and enforceability of the Lease, the Sub-Lease Agreement and the Security Documents and to protect the rights of the Owner and the Lessor;

h.	Lease Assignment: acknowledgment of notice of assignment of the Lease in favour of the Lenders in such form as the Lessor may reasonably require (if applicable); and

i.	General: Such other documents as Lessor may reasonably require.

PART II

3.	Lessee shall receive from the Lessor, not later than two Business Days prior to the Scheduled Delivery Date, each of the following, satisfactory in form and substance to Lessee:

a.	Signatory evidence: Evidence that the persons having executed or shall execute the Lease and any other documents and agreements relative thereto were and are duly authorised to do so on behalf of the party to such document or agreement (save for the Lessee).

b.	Corporate documents: Certified copies of the Lessor’s articles of association.

c.	General: Such other documents as the Lessee may reasonably require.

4.	Final Conditions

The Lessee shall receive on or before the Delivery Date each of the following:

a.	Acceptance Certificate: The Acceptance Certificate, dated and fully completed, and executed by Lessor and Lessee;

b.	Assignment of Warranties; The assignments of warranties referred to in clause 12.1, it being understood that the Lessee shall reasonably accept that such may not be available and may be delivered after Delivery; and

c.	Lease declaration: The lease declaration referred to in clause 9.1 in a format reasonably acceptable to the Lessee, duly executed on behalf of the Lessor and capable of being registered with first priority with the Danish Register of Rights over Aircraft.

d.	General: Such other documents as Lessee may reasonably require.

Annex E

Form of Redelivery Acceptance Certificate

To: The Lessee                                                            (Redelivery Date)

This Redelivery Certificate is executed and delivered pursuant to a specific aircraft lease agreement dated                              2005 (the ‘‘Agreement’’) between Maersk Aircraft A/S as lessor and Sterling Airlines A/S as lessee. Words and expressions not otherwise defined in this Redelivery Certificate shall have the same meanings as given to them in the Agreement.

The Lessor hereby confirms that:-

(a)	on the date hereof at and at hours (local) the Aircraft more particularly described in schedule 1 hereto was redelivered to and accepted by the Lessor; and

(b)	the Aircraft complies fully with the requirements of clause 16 of the Agreement save only for such defects (if any) as set forth in schedule 2 hereto, such defects to be rectified at the cost of the Lessee.

Schedule 1 to Annex E, description of Aircraft

One (1) Boeing B737-700 aircraft and two (2) CFM56-7B22 aircraft engines:-

Airframe Serial No.	Engine Serial Nos.
28010	874956
874957

Fuel Status:    Kilos/lbs                      ; and

ACCEPTANCE DETAILS:

AIRFRAME	DATE	FLIGHT HOURS		CYCLES
		SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH

LANDING GEAR	P/N	S/N	FLIGHT HOURS		CYCLES
			SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH
Left Gear
Right Gear
Nose Gear

ENGINES	TYPE	S/N	FLIGHT HOURS		CYCLES
			SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH
LH Engine
RH Engine

AUXILIARY POWER UNIT	P/N	S/N	APU HOURS		AIRFRAME HOURS
			SINCE NEW	SINCE LAST OH	SINCE NEW	SINCE LAST OH

Interior	Equipment:

LOPA – attached   ______________________

Emergency drawing – attached   ______________________

Schedule 2 to Annex E, damage chart

Signed for and on behalf of

Maersk Aircraft A/S as lessor

By:

Signed for and on behalf of the Lessee

By:

Annex F

General Condition Requirements – Redelivery

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Annex G

Specific Condition Requirements – Redelivery

The below conditions shall amend or be supplemental to (as the case may be) Annex F.

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Annex H

Letter of Authorisation

(to be typed on headed notepaper of the Lessee and Permitted Sub-Lessee)

to:

European Organisation for the Safety of Air Navigation (‘‘Eurocontrol’’)

Rue de Loi 72

B-1040 Brussels

Belgium

to:

[   ] Airport

[address]

to:

whom it may concern

Dear Sirs

Pursuant to the terms of an Aircraft Lease Agreement (the ‘‘Lease’’) dated          September 2005 between Maersk Aircraft A/S (the ‘‘Lessor’’) and Sterling Airlines A/S (the ‘‘Lessee’’) [and pursuant to the terms of a further Aircraft Sub-Lease Agreement (the ‘‘Sub-Lease’’) dated          September 2005 between the Lessee and ourselves] in respect of one Boeing B737-700 aircraft MSN 28010 and Danish registration marks OY-MRG (the ‘‘Aircraft’’), the Lessor has agreed to lease to the Lessee [and the Lessor has consented to the further sub-lease from the Lessee to ourselves of the Aircraft for the Lease Period stated in the Lease and the Sub-Lease]. Under the Lease [and Sub-Lease] we are required to and hereby request and authorise you to provide to the Lessor upon such person’s request from time to time, statements of account of all sums due from us to you at the date of such request in respect of the Aircraft and/or any aircraft operated by us or otherwise howsoever arising.

The authority contained herein shall be revoked only upon receipt by you of written revocation signed by both the Lessor and ourselves requesting such revocation.

Signed for and on behalf of

[Lessee/Permitted Sub-Lessee]

By its:

Annex I

Additional Rental Adjustment

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Annex J

Deregistration Power of Attorney

IRREVOCABLE POWER OF ATTORNEY

Sterling Airlines A/S, a company organised and existing under the laws of Denmark whose principal office is at Copenhagen Airport South, DK-2791 Dragoer, Denmark, (the ‘‘Lessee’’) hereby agrees as follows:

WHEREAS:

A.	The Lessee and Maersk Aircraft A/S (the ‘‘Lessor’’), a company registered in Denmark, are parties to an aircraft lease agreement dated September 2005 between the Lessor as lessor and the Lessee as lessee, as amended from time to time (the ‘‘Lease’’) pursuant to which the Lessor has agreed to lease to the Lessee, on the terms and subject to the conditions set out in the Lease, one (1) Boeing B737-700, having manufacturer's serial number 28010 and Danish registration marks OY-MRG (the ‘‘Aircraft’’).

B.	It is a condition of the Lease that the Lessor receives from the Lessee a duly executed irrevocable and unconditional power of attorney in the form of this Power of Attorney.

NOW THEREFORE, the Lessee grants to the Lessor this irrevocable and unconditional power of attorney.

1.	Unless the context otherwise requires (or unless otherwise defined herein), words and expressions defined in the Lease shall have the same meanings when used in this Power of Attorney.

2.	The Lessee hereby confers an irrevocable and unconditional power of attorney in favour of the Lessor (with the right of substitution and re-substitution, and with the right to revoke any substitution or re-substitution granted):

(a)	to represent the Lessee wheresoever and whatsoever in all matters and affairs in connection with the export, deregistration or re-registration of the Aircraft;

(b)	to remove or export the Aircraft from Denmark and to apply for and obtain permits, licences or approvals with respect to any of the above matters on the Lessee’s behalf and in its name or otherwise so that the Lessor is empowered to do and perform all things which the Lessee is or would hereafter be entitled and empowered to do and perform, without any exception, in relation to those matters, all for the account of the Lessee;

(c)	to release, terminate and void on the Lessee’s behalf and in its name or otherwise any and all of the interests of the Lessee in the Aircraft;

(d)	to consent to the transfer of the registration of the Aircraft and all other engines, accessories or items in use at the time of such transfer thereon or therein or otherwise held or used in substitution or replacement therefor in whatsoever manner on the Lessee’s behalf and in its name or otherwise;

(e)	to enable the Lessor to enforce or exercise any of its rights under the Lease; and

(f)	to sign, seal (if appropriate), deliver and/or execute on the Lessee’s behalf and in its name or otherwise any and all documents, agreements, applications, consents or other instruments of whatsoever nature as the Lessor considers in its absolute discretion necessary or desirable in connection with any or all of the matters referred to in (a), (b), (c), (d) or (e) above.

3.	The Lessor is authorised to delegate to such person or persons as they may choose the exercise of any or all of the powers conferred on the Lessor hereunder AND to appoint one or more substitute or substitutes as attorney or attorneys under them or any of them for all or any of the purposes aforesaid and to revoke any such appointment from time to time and to substitute or appoint any other or others in the place of such attorney or attorneys as the Lessor shall from time to time think fit.

4.	The powers as set out in this Power of Attorney shall become effective from the date hereof.

5.	This Power of Attorney shall be governed by and construed in accordance with the laws of Denmark and cannot be revoked or cancelled by the signatory thereof.

IN WITNESS whereof the Lessee has executed this power of attorney.

Sterling Airlines A/S

by	by

In witness of the signatures being genuine, the date being true and correct and the signatories being of age:

Signature:	Signature:
Name in print:	Name in print:
Occupation:	Occupation:
Address:	Address:

Annex K

Calculation of Rent Control

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